UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CINCINNATI FINANCIAL CORPORATION

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2016 Annual Shareholder Meeting Notice and Proxy Statement March __, 2016 To the Shareholders of Cincinnati Financial Corporation: You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. ET on Saturday, April 30, 2016, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes: 1. Electing 15 directors for one-year terms; 2. Amending the company's Amended Articles of Incorporation to add majority voting standards for uncontested director elections; 3. Ratifying the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2016; 4. Approving the Cincinnati Financial Corporation Stock Compensation Plan of 2016; 5. Voting on a nonbinding proposal to approve compensation for the company's named executive officers; and 6. Transacting such other business as may properly come before the meeting. Shareholders of record at the close of business on February 29, 2016, are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail. Detailed voting instructions can be found in the Frequently Asked Questions section on Page 8 of this proxy statement. Thank you for your interest and participation in the affairs of the company. /S/ Lisa A. Love Lisa A. Love, Esq. Senior Vice President, General Counsel and Corporate Secretary This proxy statement, the Annual Report on Form 10-K, the Letter From the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March __, 2016.

Table of Contents

Proxy Summary	3

2016 Annual Meeting of Shareholders	3

Voting Matters and Board Recommendations	3

2015 Governance Highlights	3

Director Nominees	4

2015 Business Highlights	5

2015 Executive Compensation Highlights	6

Important Dates for the 2016 Annual Meeting of Shareholders	7

Frequently Asked Questions	8

Security Ownership of Principal Shareholders and Management	10

Section 16(A) Beneficial Ownership Reporting Compliance	11

Information About the Board of Directors	12

Proposal 1 – Election of Directors	12

Nominees for Director of Your Company	12

Governance of Your Company	22

2015 Governance Highlights	22

Governance Policies and Practices	22

Certain Relationships and Transactions	25

Proposal 2 – Approval of an Amendment to our Amended Articles of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections	27

Audit-Related Matters	29

Proposal 3 –Ratifying the Selection of the Independent Registered Public Accounting Firm	29

Report of the Audit Committee	29

Fees Billed by the Independent Registered Public Accounting Firm	30

Services Provided by the Independent Registered Public Accounting Firm	30

Compensation of Named Executive Officers and Directors	32

Proposal 4 – Approval of Cincinnati Financial Corporation 2016 Stock Compensation Plan	32

Report of the Compensation Committee	39

Compensation Committee Interlocks and Insider Participation	39

Compensation Discussion and Analysis	39

Conclusion	66

Shareholder Proposals for Next Year	66

Cost of Solicitation	66

Other Business	66

Appendix A	67

Appendix B	70

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider before voting. Please read the entire proxy statement, and for more complete information about the company’s 2015 performance, please review the company’s 2015 Annual Report on Form 10-K.

2016 Annual Meeting of Shareholders

Date and Time:	April 30, 2016, 9:30 a.m. ET

Place:	Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio 45202

Record Date:	February 29, 2016

Meeting Webcast:	cinfin.com/investors

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 12)	FOR Each Director Nominee
Adopt Majority Voting Standard for Uncontested Director Elections (Page 27)	FOR
Ratification of Auditors (Page 29)	FOR
Approve Cincinnati Financial Corporation 2016 Stock Compensation Plan (Page 32)	FOR
Advisory Vote to Approve Executive Compensation (Page 38)	FOR

2015 Governance Highlights

In 2015, the company continued to follow its strong governance policies and practices to benefit shareholders. Highlights included:

•	Forbes has again ranked Cincinnati Financial Corporation, operating through The Cincinnati Insurance Companies, among America’s 50 Most Trustworthy Financial Companies in 2015. This marks the fifth consecutive time Forbes has recognized Cincinnati Financial for trustworthiness. ©2015, Forbes Media LLC. Used With Permission.

•	To reinforce our commitment to accountability and strong corporate governance practices, our board of directors is recommending that shareholders vote to approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard for uncontested director elections.

•	Cybersecurity is a growing threat for all companies. Accordingly, the audit committee increased its understanding of the company’s cybersecurity risk by engaging third-party experts to test and audit the company’s cybersecurity program structure and capabilities. At the committee’s invitation, the entire board attended the final presentation and received the final report.

•	Succession planning at all levels is important to the long-term success of the company. In 2015, the board continued its practice of attending meetings of the subsidiary boards during which more than a dozen executives provide reports. These meetings provide the directors with opportunities to become familiar with this level of management, assess their development over time and gain in-depth knowledge about the company’s operating businesses. In 2015, the board also discussed potential management succession candidates with the chief executive officer at one of its regular meetings.

Director Nominees

The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page 13. Each director stands for election annually.

Name	Age	Primary Occupation	Independent	Committee	Other
				Memberships	Public
					Company
					Boards
William F. Bahl*	64	Chairman, Bahl & Gaynor Investment Counsel Inc.	√	A, C, E, I, N (Chair)	0
Gregory T. Bier	69	Managing Partner (Retired), Deloitte LLP	√	A, C, I	1
Linda W. Clement-Holmes	53	Chief Information Officer, The Procter & Gamble Company	√	A, N	0
Dirk J. Debbink	60	Chairman and Chief Executive Officer, MSI General Corporation	√	A, C	0
Steven J. Johnston	56	President and Chief Executive Officer, Cincinnati Financial Corporation		E (Chair), I	0
Kenneth C. Lichtendahl	67	Director of Development and Sales, Heliosphere Designs LLC	√	A, N	0
W. Rodney McMullen	55	Chairman and Chief Executive Officer, The Kroger Co.	√	C (Chair), E, I	2
David P. Osborn	55	President, Osborn Rohs Williams & Donohoe LLC	√	A, I	0
Gretchen W. Price	61	Executive Vice President, Chief Financial and Administrative Officer, Arbonne International LLC	√	A (Chair), C, N	0
John J. Schiff, Jr.	72	Former Chairman and Chief Executive Officer, Cincinnati Financial Corporation		I	0
Thomas R. Schiff	68	Chairman and Chief Executive Officer, John J. & Thomas R. Schiff & Co. Inc.		I	0
Douglas S. Skidmore	53	Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	√	A, N	0
Kenneth W. Stecher	69	Chairman of the Board, Cincinnati Financial Corporation		E, I (Chair)	0
John F. Steele, Jr.	62	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	√	A, E	0
Larry R. Webb	60	President, Webb Insurance Agency Inc.		E, I	0
*	Lead Independent Director
A	Audit Committee
C	Compensation Committee
E	Executive Committee
I	Investment Committee
N	Nominating Committee

2015 Business Highlights

In 2015, the company delivered strong operating results and acceptable short-term financial performance in a volatile investment environment. Highlights included:

•	A combined ratio of 91.1 percent, the fourth consecutive year of underwriting profit. In 2015, our efforts to further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to improve underwriting performance. More favorable weather in 2015 also benefitted underwriting profits.

•	A 21 percent increase in net income to $634 million.

•	A 5 percent increase in consolidated property casualty net written premiums, including 1 percent from our new reinsurance assumed operations. The increase in premiums also reflects other growth initiatives, modest average price increases and a higher level of insured exposures.

•	Less than a 1 percent full-year increase in fair value of invested assets at December 31, 2015, including a 3 percent decrease for the stock portfolio and a 2 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 9 percent increase in equity portfolio dividends and a 3 percent growth in interest income.

•	A decrease of less than a dollar in book value at December 31, 2015, to $39.20 per share compared with book value of $40.14 per share at December 31, 2014.

•	A value creation ratio (VCR) of 3.4 percent, below our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017 A volatile equities market offset the strong operating results and lowered our VCR. Our VCR exceeded the VCR of four of the 10 companies in our peer group.

•	At December 31, 2015, our one-year total shareholder return of 19.0 percent exceeded that measure for six of the 10 companies in the peer group and our cumulative three-year total shareholder return of 69.07 percent exceeded that measure for four of the 10 companies in our peer group.

•	A 31 percent increase to $2.30 per share in cash dividends declared, including a special cash dividend of $0.46 per share declared in the fourth quarter of 2015.

For our shareholders, these efforts supported an increase of our regular annual cash dividend for the 55th consecutive year and payment of a special cash dividend of $0.46 per share in the fourth quarter of 2015. Through the cash dividends paid and share repurchases, we returned $419 million to shareholders in 2015, and $1.033 billion during the three years ended December 31, 2015.

2015 Executive Compensation Highlights

As discussed in Compensation Discussion and Analysis beginning on Page 39, we seek to align the interests of our named executive officers with the interests of our shareholders. The compensation committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value.

Set forth below is the 2015 compensation for each named executive officer as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table (SCT) on Page 55 for more information.

Name and Principal Position	Salary	Bonus	Stock	Option	Nonequity	Change in	All Other	Total
	($)	($)	Awards	Awards	Incentive	Pension Value	Compensation	Compensation
			($)	($)	Plan	and Nonqualified	($)	($)
					Compen-	Deferred
					sation	Compensation
					($)	Earnings
						($)

Steven J. Johnston	941,975	-	665,213	151,834	283,662	-	121,300	2,163,984
Chief Executive Officer & President

Jacob F. Scherer, Jr.	863,477	-	410,863	90,465	169,015	721,831	13,842	2,269,493
Chief Insurance Officer

Michael J. Sewell	769,279	-	365,735	80,599	150,577	-	86,508	1,452,698
Chief Financial Officer

Martin F. Hollenbeck	633,539	-	301,914	66,437	124,122	-	71,004	1,197,016
Chief Investment Officer

Charles P. Stoneburner II	633,539	-	301,914	66,437	124,122	607,422	9,175	1,742,609
Senior Vice President

Generally, the Committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, compensation of the named executive officers, including the chief executive officer, will be higher than when the company’s performance lags its peers. The following graph illustrates the directional relationships between company performance, based on the two performance metrics used in our performance-based awards, and the compensation of our chief executive officer for the three years ending 2015.

CEO Pay for Performance

CEO Pay for Performance	2013	2014	2015
SCT Total Compensation	$3,501,957	$2,623,807	$2,163,984
Realized Compensation(1)	$2,971,137	$2,434,715	$1,936,016
1-Year VCR	16.1%	12.6%	3.4%
3-Year Total Shareholder Return(2)	88.6%	90.6%	69.1%

(1)	Realized compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year.
(2)	3-Year Total Shareholder Return is total shareholder return for the 3-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg LP.

Important Dates for the 2017 Annual Meeting of Shareholders

•	Shareholder proposals submitted for inclusion in our 2017 proxy statement pursuant to SEC Rule 14a-8 must be received by us by November 18, 2016.

•	Notice of shareholder proposals to be raised from the floor of the 2017 Annual Meeting of Shareholders outside of SEC Rule 14a-8 must be received by us between January 21, 2017, and March 1, 2017.

More information about submitting shareholder proposals for the 2017 Annual Meeting of Shareholders begins on Page 66.

Frequently Asked Questions

Why are these materials important?

The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2016 Annual Meeting of Shareholders. Shareholders of record at the close of business on February 29, 2016, may vote. You have one vote for each share of common stock you owned on that date. There were ________ outstanding shares of common stock as of the close of business on February 29, 2016. A majority of the outstanding shares, or _______ shares, must be represented to hold the meeting. This constitutes a quorum.

How do I vote?

You may vote by proxy, whether or not you attend the meeting. Even if you plan to attend the annual meeting, we ask that you vote your shares in one of the ways listed below. Attending the meeting does not constitute a revocation of a previously submitted vote.

A Notice Regarding the Availability of Proxy Materials will be provided to you by mail in late March or early April, unless you previously requested for these materials to be delivered to you in paper or by email. The Notice includes instructions for viewing our year-end 2015 financial materials and proxy statement online and for voting via the Internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account). The Notice also includes instructions on how to request paper materials.

Shareholders who previously requested paper or email delivery of all materials will receive the 2015 Annual Report on Form 10-K, the Annual Letter From the Chairman and the Chief Executive Officer and the 2016 Shareholder Meeting Notice and Proxy Statement as requested in late March or early April.

If you are a Shareholder of Record who owns shares directly in your name, you may vote your shares in one of the following ways:

•	By telephone or over the Internet. You may vote your shares by calling 1-888-693-8683 or via the Internet at www.votefast.com no later than 11:59 p.m. EDT on April 29, 2016. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Voting by telephone or on the Internet is convenient, reduces the use of natural resources and saves significant postage and processing costs. Your vote is also recorded immediately and there is no risk that postal delays could cause your vote to arrive late and therefore not be counted.

•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Be sure to return your proxy card in time to be received and counted before the Annual Meeting.

•	In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

If you are a Beneficial Shareholder who owns shares indirectly through a bank, broker or other nominee, you should follow the instructions in the Notice or voting instructions that you receive from the broker or other nominee holding your shares. Beneficial Shareholders include company associates who hold shares in the Cincinnati Financial Corporation Savings Plan The availability of telephone and Internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

How do I locate my Control Number?

If you receive our information in the mail, the Control Number is on the Notice or proxy card that also indicates your name and the number of shares you own. If you receive our information electronically, the Control Number is in the text of the email. If you are a Shareholder of Record, you may also obtain your Control Number by calling 1-877-777-2857. If you are a Beneficial Shareholder, your bank, broker or other nominee can provide your Control Number.

Can I obtain another proxy card so I can vote by mail?

If you are a Shareholder of Record, you may obtain another proxy card by calling 1-877-777-2857. If you are a Beneficial Shareholder, your bank, broker or other nominee can supply another voting instruction form.

Can my shares be voted if I don’t return my proxy or voting instructions and don’t attend the annual meeting?

If you are a Shareholder of Record, the answer is no. If you are a Beneficial Shareholder and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If your nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, to amend the company’s Amended Articles of Incorporation to add majority voting standards for uncontested director elections, to approve the Cincinnati Financial Corporation Stock Compensation Plan of 2016, or to approve compensation for our named executive officers.

Can I change my vote or revoke my proxy?

Yes. Simply cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you are a Shareholder of Record, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used.

How are the votes counted?

Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting?

We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Can I listen to the meeting if I cannot attend in person?

The meeting is open to all interested parties. You can also listen to a live webcast of the meeting if you are unable to attend. Instructions are available on the Investors page of cinfin.com approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

How can I obtain a 2015 Annual Report?

You can obtain our 2015 Annual Report on Form 10-K as filed with the SEC at no cost in several ways. You may view, search or print the document online from cinfin.com/investors or www.viewproxy.com/cinfin/2016. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of February 29, 2016.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Common stock	The Vanguard Group Inc.	13,085,145	(1)	7.98
	100 Vanguard Blvd.
	Malvern, PA 19355

Common stock	BlackRock Inc.	12,190,350	(2)	7.40
	40 East 52nd Street
	New York, NY 10022

Common stock	John J. Schiff, Jr., CPCU*	[ ]	(3)(4)(5)(6)(7)	[ ]
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014

Common stock	State Street Corporation	10,375,229	(8)	6.30
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

Common stock	Thomas R. Schiff*	[ ]	(2)(3)(7)(10)	[ ]
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014
	Fairfield, OH 45014
Common stock	First Eagle Investment Management LLC	8,528,358	(9)	5.20
	1345 Avenue of the Americas
	New York, NY 10105

*John J. Schiff, Jr. and Thomas R. Schiff are brothers.

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of February 29, 2016, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
William F. Bahl, CFA, CIC	[ ]	(11)	[ ]
Gregory T. Bier, CPA (ret.)	[ ]		[ ]
Linda W. Clement-Holmes	[ ]		[ ]
Dirk J. Debbink	[ ]		[ ]
Martin F. Hollenbeck, CFA, CPCU	[ ]	(5)(6)(7)	[ ]
Steven J. Johnston, FCAS, MAAA, CFA, CERA	[ ]	(5)(6)	[ ]
Kenneth C. Lichtendahl	[ ]		[ ]
W. Rodney McMullen	[ ]		[ ]
David P. Osborn, CFA	[ ]		[ ]
Gretchen W. Price	[ ]		[ ]
Jacob F. Scherer, Jr.	[ ]	(5)(7)	[ ]
Michael J. Sewell, CPA	[ ]	(5)(6)	[ ]
Douglas S. Skidmore	[ ]	(12)	[ ]
Kenneth W. Stecher	[ ]	(5)(7)	[ ]
John F. Steele, Jr.	[ ]		[ ]
Charles P. Stoneburner II, CPCU, AIM	[ ]	(5)(7)	[ ]
Larry R. Webb, CPCU	[ ]	(13)	[ ]
All directors and nondirector executive officers as a group (28 individuals)	[ ]	(3)(4)(5)(7)(10)(11) (12)(13)	[ ]

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Reflects ownership as of December 31, 2015, according to Form 13G/A filed by The Vanguard Group Inc. on February 10, 2016.
(2)	Reflects ownership as of December 31, 2015, according to Form 13G/A filed by BlackRock Inc. on January 21, 2016.
(3)	Includes ___ shares owned of record by the Mary R. Schiff and John J. Schiff Foundation and ___ shares owned of record by the John J. Schiff Charitable Lead Trust. The trustees of both are Messrs. J. Schiff, Jr., T. Schiff and Suzanne S. Reid, who share voting and investment power equally.
(4)	Includes ___ shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Messrs. J. Schiff, Jr. and T. Schiff, who share voting and investment power; and ___ shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Messrs. J. Schiff, Jr. and T. Schiff share voting and investment power.
(5)	Includes shares available within 60 days from exercise of stock options in the amount of ___ shares for Mr. Johnston; ___ for Mr. Scherer; ___ shares for Mr. J. Schiff, Jr.; ___ shares for Mr. Sewell; ___ shares for Mr. Hollenbeck; ___ shares for Mr. Stecher; ___ for Mr. Stoneburner; and ___ shares for the nondirector executive officers as a group.
(6)	Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of ___ shares for Mr. Johnston; ___ shares for Mr. Hollenbeck; ___ shares for Mr. Sewell; ___ shares for Mr. J. Schiff, Jr.; and ___ shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(7)	Includes shares pledged as collateral as of December 31, 2015, in the amounts of ___ for Mr. Hollenbeck; ___ for Mr. Scherer; ___ for Mr. J. Schiff, Jr.; ___ for Mr. T. Schiff; ___ for Mr. Stecher; ___ for Mr. Stoneburner and ___ for the nondirector executive officers as a group.
(8)	Reflects ownership as of December 31, 2015, according to Form 13G filed by State Street Corporation on February 12, 2016.
(9)	Reflects ownership as of December 31, 2015, according to Form 13G/A filed by First Eagle Investment Management LLC on February 4, 2016.
(10)	Includes ___ shares held in Thomas R. Schiff Foundation and ___ shares held in TRS Investments LLC., of which Mr. T. Schiff has voting and investment power.
(11)	Includes ___ shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(12)	Includes ___ shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(13)	Includes ___ shares owned of record by a limited partnership of which Mr. Webb is a general partner and ___ shares owned of record by a marital trust for the benefit of his wife and children.

Section 16(A) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during calendar year 2015.

Information About the Board of Directors

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 – Election of Directors

Directors are elected annually. The board of directors currently consists of 15 directors, 10 of whom are independent. On November 20, 2015, the board, upon the recommendation of its nominating committee, unanimously nominated the 15 directors listed below for re-election to the board at the 2016 Annual Meeting of Shareholders. The directors elected at the Annual Meeting will hold office until the 2017 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the proxy card (the proxy holders) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 15 nominees named below. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the board of directors may designate.

Vote Required

The 15 directors receiving the highest number of votes cast for their election will be elected directors of the company. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, John J. Schiff, Jr., Thomas R. Schiff, Douglas S. Skidmore, Kenneth W. Stecher, John F. Steele, Jr. and Larry R. Webb as directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors are elected and seated.

Nominees for Director of Your Company

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service, relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page 24 under Director Nomination Considerations and Process.

Below are the names of the nominees for election to the office of director along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years. For each nominee, we also describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our board and its committees.

Nominees for Election of Directors

(Data as of February 29, 2016)

William F. Bahl, CFA, CIC, age 64, has been a director of the company since 1995 and currently is our lead director and chairman of the nominating committee. He is a member of the audit, compensation, executive and investment committees and a director on our insurance subsidiary boards.

Mr. Bahl co-founded an independent registered investment advisory firm that performs financial analysis of publicly held securities, advising and managing portfolios for high net worth individuals and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Mr. Bahl is chairman of the board of Cincinnati-based Bahl & Gaynor Investment Counsel Inc. Prior to co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago, having previously worked for Fifth Third Bank and Mellon Bank. From 2005 to 2014, Mr. Bahl was a director of publicly traded LCA-Vision Inc., serving as chair of the compensation committee and a member of the audit and nominating committees. He was a trustee of The Preferred Group of Funds until 2006 and a board member from 2000 to 2006 of The Hennegan Company, a privately owned, Cincinnati-based printing company. Mr. Bahl earned a Master of Business Administration from the University of Michigan after graduating from the University of Florida. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1991. His activities have included leadership and service on nonprofit community boards and foundations benefiting parks, schools, a hospital association and youth organizations.

Gregory T. Bier, CPA (Ret.), age 69, has been a director of the company since 2006. He is a member of the audit, compensation and investment committees and a director on our insurance subsidiary boards.

As a former lead partner for a respected independent registered public accounting firm, Mr. Bier brings to our board relevant experience with accounting and financial reporting, SEC filings, complex corporate transactions and mergers and acquisitions for public companies, including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1967 when he joined Haskins & Sells, which later became part of Deloitte. In 2008, he became a director of LifePoint Health Inc., a public company with $5 billion of revenues, which is a leading provider of healthcare services in nonurban communities in 21 states. He chairs LifePoint’s audit and compliance committees and is a member of its compensation, corporate governance and nominating, and quality committees. From 2002 to 2007, Mr. Bier was an audit committee member for Catholic Healthcare Partners (now Mercy Health), one of the largest not-for-profit health systems in the United States. A graduate of Xavier University, he became a CPA in 1970 and is a member with retired status of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. His activities have included leadership and service on nonprofit community boards and foundations benefiting several high schools, colleges, social services and civic organizations.

Linda W. Clement-Holmes, age 53, has been a director of the company since 2010 and is a member of our audit and nominating committees.

Ms. Clement-Holmes ensures full leverage of emerging business technologies to support and speed The Procter & Gamble Company’s innovation and product-supply efforts. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Ms. Clement-Holmes is chief information officer of publicly traded The Procter & Gamble Company. From 2010 to 2014, she was senior vice president of Global Business Services and also served as chief diversity officer from 2010 to 2012. She was vice president of Global Business Services from 2007 to 2010, with responsibility from 2007 to 2009 for Central and Eastern Europe, Middle East and Africa and, in 2009, for External Strategic Alliances, Flow-to-the-Work Resources & Employee Solutions. From 2006 to 2007, she was manager, Global Business Services, Central and Eastern Europe, Middle East and Africa; and in 2005, manager of Information & Decision Solutions, Infrastructure Services & Governance. Other management positions since 1983 have included service in various business areas: IT Outsourcing Initiative, Global Engineering & Development and Communications, Knowledge & Innovation Center of Expertise, New Initiatives and E-commerce, Sales Management Systems, and Management Systems Operations and Development. Ms. Clement-Holmes holds a Bachelor of Science in industrial management and computer science from Purdue University. Her activities have included leadership and service with academic councils and nonprofit community boards supporting women, families and child care, educational and civic organizations, and professional organizations.

Dirk J. Debbink, age 60, returned as a director of the company in 2012 after a four-year recall to active duty with the U.S. Navy in Washington, D.C. He previously served as a director from 2004 to 2008. He is a member of the audit and compensation committees.

Mr. Debbink has served as a leader, chief executive officer and board member of private companies, nonprofit entities and government organizations ranging from small firms typical of the company’s commercial policyholders to extremely large organizations, including Reserve Deputy Commander of U.S. Pacific Fleet (170,000 sailors) and Commander, Navy Reserve Force (64,000 sailors). While on active duty with the U.S. Navy, he served as a senior member on the staff of the Chief of Naval Operations in the Pentagon. He has extensive experience in strategic planning and execution, sales, marketing, information technology for a worldwide dispersed workforce, human resources, including pension and profit-sharing plans, and government relationships at the federal level. A founder of both private and public nonoperating foundations, he understands the benefits of a long-term perspective toward serving others.

Mr. Debbink is chairman since 2007 and chief executive officer since 2012 of MSI General Corporation, a privately owned design/build construction firm. He joined MSI General in 1983, holding various positions of increasing leadership responsibility and serving as the company’s president from 1991 to 2007. From 2008 to 2012, he served in active military duty as Vice Admiral, Chief of Navy Reserve and Commander, Navy Reserve Force. Mr. Debbink joined the board of the United States Naval Institute in 2012 and chairs its finance committee. He is a board member of Fisher House Wisconsin and serves on the fund development and strategic planning committees. In 2014, he became a director of Froedtert Health System and serves on its finance committee. Mr. Debbink earned a Bachelor of Science in systems engineering from the U.S. Naval Academy and a Master of Business Administration from the University of Chicago. He holds professional engineer and real estate broker licenses in the state of Wisconsin and has served the Oconomowoc, Wisconsin area as a member of various community bank, hospital and other nonprofit boards.

Steven J. Johnston, FCAS, MAAA, CFA, CERA, age 56, has been a director of the company since 2011. He is chairman of the executive committee, a member of the investment committee and a director on all subsidiary boards.

As chief executive officer of Cincinnati Financial Corporation, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges, opportunities and strategies. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Mr. Johnston has been chief executive officer of the company and all subsidiaries, and president of the company and its lead subsidiary, The Cincinnati Insurance Company, since 2011. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company. Prior to joining Cincinnati Financial Corporation, Mr. Johnston was chief financial officer of State Auto Insurance Company. He came to the company with more than 25 years of property casualty insurance experience, including a broad background in accounting, finance, actuarial, reinsurance, technology, investments and management of investor and ratings agency relationships. He also served as a director and chairman of the investment committee for State Automobile Mutual Insurance Company. A graduate of Otterbein University, he is a Fellow of the Casualty Actuarial Society, where he served as a member of the audit committee and chairman of the investment and enterprise risk committees. He is a member of the American Academy of Actuaries, a Chartered Financial Analyst and a Chartered Enterprise Risk Analyst.

Kenneth C. Lichtendahl, age 67, has been a director of the company since 1988 and is a member of our audit and nominating committees.

Mr. Lichtendahl’s years of service on our board and audit committee supports institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high-quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th largest brewer in the United States before its sale in 1996.

Mr. Lichtendahl is the director of development and sales for Heliosphere Designs LLC, a private company marketing solar timepieces. From 2011 to 2012, he served as a senior adviser for Nestle Waters of North America, following Nestle’s acquisition of Sweet Leaf Tea, which had acquired Tradewinds Beverage Company in 2010. From 1996 to 2010, Mr. Lichtendahl was president and a director of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of Hudepohl-Schoenling. He served as president of Hudepohl-Schoenling from 1978 to 1996 and previously held various management positions. He was a director for 12 years of Centennial Savings Bank in Cincinnati, which had grown to 11 offices and $700 million of deposits before its sale to National City Bank in 2000. A graduate of the University of Cincinnati with a Bachelor of Science in industrial management, Mr. Lichtendahl has contributed his leadership and service on nonprofit community boards supporting youth, civic and conservation organizations.

W. Rodney McMullen, age 55, has been a director of the company since 2001. He is chairman of the compensation committee, a member of the executive and investment committees and a director on our insurance subsidiary boards.

Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions, including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Mr. McMullen has been chairman of the board of Kroger since January 2015 and chief executive officer since 2014. Kroger is a publicly traded Cincinnati-based company and the world’s third-

largest retailer. He served as Kroger’s president and chief operating officer from 2009 through 2013. Mr. McMullen has been a director of Kroger since 2003, when he was promoted to vice chairman of the board. From 2000 to 2003, he was executive vice president of strategy, planning and finance. He joined Kroger as a part-time store clerk in 1978 and advanced to hold key financial positions, including corporate controller and chief financial officer. In 2016, Mr. McMullen was elected to the board of VF Corporation where he serves on the audit, and nominating and governance committees.He is a board member of the Cincinnati Business Committee and Cincinnati Center City Development Corporation (3CDC). From 2007 to 2014, he served on the board of Global Standards 1, a privately owned company that owns UPC and RFID codes, and from 2010 to 2014, he was chairman of GS1 US, a not-for-profit organization that develops supply-chain standards, solution and services for 25 industries. He also was chairman from 2012 to 2014 of 1WorldSync, a nonprofit organization supporting retailers and consumer product manufacturers across the world. Mr. McMullen holds a Master of Science in accounting from the University of Kentucky, where he also completed his Bachelor of Science in accounting and Bachelor of Business Administration in finance. Other activities have included leadership and service on nonprofit community boards and committees that support a private university and independent living for the disabled and disadvantaged.

David P. Osborn, CFA, age 55, joined the company’s board in November 2013. He is a member of our audit and investment committees and a director on our insurance subsidiary boards.

Mr. Osborn draws on more than 30 years of experience as an investment professional to lead his independent investment advisory firm’s dividend growth strategy team. This dividend growth strategy mirrors our own investment strategy, supporting investment committee decisions. His experiences building relationships and setting long-term, strategic business plans enhance board discussions of our company’s long-term outlook and strategic planning activities.

Since 2012, Mr. Osborn has been president of Cincinnati-based Osborn Rohs Williams & Donohoe LLC. He joined its predecessor firm in 1993, becoming a partner in 2010. Mr. Osborn previously held positions at PNC Bank from 1987 to 1993 and at Thomson McKinnon Inc. from 1983 to 1987, prior to its acquisition by Prudential Securities. He earned his Bachelor of Science in business administration from Miami University in Oxford, Ohio. Mr. Osborn has qualified for the Chartered Financial Analyst designation since 1991 and is a former president of the CFA Society of Cincinnati. His activities also include leadership and service on the board of a children’s hospital, as well as nonprofit organizations supporting the arts, education, youth services and the care of adults with neurological disorders.

Gretchen W. Price, age 61, has been a director of the company since 2002. She chairs our audit committee and is a member of our compensation and nominating committees.

Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Ms. Price is executive vice president, chief financial and administrative officer since 2011 of Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. She leads the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international, prestige beauty brand based in Phoenix, Arizona. Prior to 2008, she held positions with increasing responsibility during her 31-year tenure at publicly traded The Procter & Gamble Company, including vice president and general manager from 2006 to 2007 with responsibility for the go-to-market reinvention strategy for Global Operations and the integration of the Gillette acquisition; vice president of finance and accounting for Global Operations from 2001 to 2005, responsible for worldwide financial leadership;

vice president and treasurer from 1998 to 2001, responsible for Global Treasury, investor relations and mergers and acquisitions; and vice president of Global Internal Audit from 1996 to 1998. Ms. Price served on the board of Beam Inc., a publicly traded, leading global premium spirits company from 2012 to 2015, where she chaired the audit committee and was a member of the compensation committee until it was acquired by Suntory Holdings Ltd. A graduate of the University of Kentucky, she earned the Certified Internal Auditor designation in 1996 and has been a member of the Financial Executives Institute and the Board of Governors of the Institute of Internal Auditors. Her activities have included leadership and service on nonprofit community boards and committees that provide funding for fine arts and music, human service programs and student scholarships.

John J. Schiff, Jr., CPCU, age 72, has been a director of the company since 1968. He is a member of the investment committee and a director on all subsidiary boards.

Mr. Schiff’s long service in our executive and board leadership strongly links us to the mission and values established by our founding agents in 1950. As our former chairman of the board, chief executive officer and a licensed insurance agent, he brings a blended perspective, assuring leadership and cultural continuity through agent-centered decisions that differentiate us from competitors. His insights gained from years of service on multiple public company boards help preserve our business model’s long-term approach to creating shareholder value. He also brings the perspective of a large shareholder to our board discussions and decisions.

From 1986 to 2011, Mr. Schiff was chairman of the company’s board of directors and, except from 2006 to 2008, chairman of its lead subsidiary, The Cincinnati Insurance Company. He also was president and chief executive officer of the company and of its lead subsidiary from 1999 to 2006. He retained only the company-level chairman and chief executive officer roles from 2006 to 2008 when he resumed the subsidiary chairman title. From 1983 to 1996, Mr. Schiff was chairman, chief executive officer and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Prior to 1983, he was an agent, vice president and secretary of John J. Schiff & Company Inc., which he joined in 1965 after earning a Bachelor of Science in risk and insurance management from The Ohio State University. He earned the Chartered Property Casualty Underwriter designation in 1972 and is a member of The American Institute for Chartered Property Casualty Underwriters, serving as a trustee from 1992 to 2004 and as an executive committee member.

Mr. Schiff also has experience as a director of publicly traded Cincinnati-based companies: The Standard Register Company, a document management services company, from 1982 to 2015, with service on its audit and pension advisory committees; Fifth Third Bancorp and The Fifth Third Bank, from 1983 to 2014, with periods of service on the compensation, executive and trust committees; Cinergy Corporation, from 1994 to 2005 when it was acquired by Duke Energy Corporation; and Cinergy’s predecessor, Cincinnati Gas & Electric Company, from 1986 to 1995. He served at various times on Cinergy’s audit and compensation committees. Mr. Schiff also is a director of two privately owned companies, the Cincinnati Bengals Inc. and the independent insurance agency named above. His activities have included leadership and service to nonprofit community boards and foundations that support arts education, high school and university education, a hospital and general philanthropy.

Thomas R. Schiff, age 68, has been a director of the company since 1975 and is a member of our investment committee. He is a director on our insurance subsidiary boards.

Mr. Schiff’s experience on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was the agency’s president from 1983 to 1996 and sales manager from

1970 to 1983. He also is chief executive officer and chairman of Lightborne Properties and Lightborne Communications, privately owned media companies based in the Cincinnati area. Mr. Schiff earned a Bachelor of Business Administration from Ohio University. His activities have included leadership and service to nonprofit community boards and foundations that support fine and performing arts, arts education, a hospital, children’s dental services and general philanthropy.

Douglas S. Skidmore, age 53, has been a company director since 2004 and is a member of our audit and nominating committees.

Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Mr. Skidmore has been chief executive officer since 2003 and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based, full-service independent distributor and broker of quality industrial food ingredients. He was president from 1994 to 2013 and marketing manager from 1990 to 1994. Mr. Skidmore was an account marketing representative for IBM Corporation from 1987 to 1990, with early experiences at Intellitech Corporation and at The Procter & Gamble Company’s Food Process and Product Development Lab. He earned a Master of Business Administration in management and operations from the J.L. Kellogg School of Management at Northwestern University after graduating from Purdue University. Mr. Skidmore is a past president of the Food Ingredient Distributors Association and a trustee of the organization since 2005 and also a member of the Institute of Food Technologists since 1990, with experience on its information systems committee. He currently serves on the national board of Athletes in Action, a global nonprofit organization.

Kenneth W. Stecher, age 69, has been a company director since 2008 and chairman of the board since 2011. He is chairman of the investment committee and a member of the executive committee. He also is the chairman of all subsidiary boards.

Mr. Stecher facilitates and guides the business of the board, supporting its effectiveness with his deep knowledge of the company as well as industry challenges and opportunities. Over his long tenure in management, he was our president and chief executive officer responsible for operations, our chief financial officer responsible for capital management, our face to the analyst and investor communities and our corporate secretary conversant in governance issues and trends.

From 2008 to 2011, Mr. Stecher was president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary. He was secretary of both companies from 1999 to 2008, and treasurer of the company from 1999 to 2008. Mr. Stecher advanced through the ranks of the company’s life insurance subsidiaries from 1967 to 1982, when his responsibilities within the accounting area broadened to include property casualty insurance accounting. He is a trustee since 2009 of the American Institute for Chartered Property Casualty Underwriters, and past president of the Insurance Accounting & Systems Association, Southwestern Ohio Chapter. He earned a Master of Business Administration in finance from Xavier University after graduating from the University of Cincinnati with a Bachelor of Science in accounting. His activities have included service and leadership on nonprofit community boards that support high school and college institutions and the United Way of Greater Cincinnati.

John F. Steele, Jr., age 62, has been a company director since 2005 and is a member of our audit and executive committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of 36 percent of our commercial general liability insurance premiums.

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry. He started his career at Hilltop in 1978 in sales and assumed responsibility for operations over time, becoming president in 1991 and holding that title until 2004. Prior to joining Hilltop, he was a sales executive for William Powell Company, a privately owned, industrial valve manufacturer for which he has been a director since 2004. In 2015, Mr. Steele joined the board of advisers of Down-Lite International, a privately held manufacturer of down and feather bedding. He is a member of the board of advisers of Lykins Companies Inc., a privately owned full-service oil company, since 2012. He was a director for privately owned Smook Bros. Inc., a Canadian construction company from 2006 to 2010. He has served on professional boards including the National Stone, Sand & Gravel Association, the Ohio Aggregates Association and the Ohio Ready Mixed Concrete Association. Mr. Steele has a Master of Business Administration from Xavier University and a Bachelor of Arts from Rollins College. His activities have included leadership and service on nonprofit boards for a youth mentoring organization, a university center for the study of family businesses and a community college.

Larry R. Webb, CPCU, age 60, has been a director of the company since 1979 and is a member of our executive and investment committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model. His agency does not advise the company on our insurance needs or sell insurance products or services to the company.

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned, independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977. He is a director since 2010 of SWD Corporation, a privately owned wholesaler serving small business owners. A graduate of Ohio University, Mr. Webb earned the Chartered Property Casualty Underwriter designation in 1982 and served as president from 1987 to 1988 and director from 1986 to 1992 of the Grand Lake Chapter of CPCU. His activities have included leadership and service to nonprofit community boards that support business ethics, cancer research, an airport authority and cultural organizations.

Committees of the Board and Meetings

There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2015:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X	X	X	X	Chair
Mr. Bier	X	X	X		X
Ms. Clement-Holmes	X	X				X
Mr. Debbink	X	X	X
Mr. Johnston	X			Chair	X
Mr. Lichtendahl	X	X				X
Mr. McMullen	X		Chair	X	X
Mr. Osborn	X	X			X
Ms. Price	X	Chair	X			X
Mr. J. Schiff, Jr.	X				X
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	Chair			X	Chair
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X	X
Number of 2015 meetings	4	5	4	5	6	3

Board members are expected to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2015, all directors attended 100 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the Annual Meeting of Shareholders at the same location. In May 2015, all of the company’s directors attended the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on April 30, 2016.

Audit Committee – The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page 29.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier, Mr. Osborn and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The report of the compensation committee begins on Page 39.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee – The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees the corporate governance and compliance policies of the company. Information about the director nomination process begins on Page 24.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Governance of Your Company

2015 Governance Highlights

In 2015, the company continued to follow its strong governance policies and practices to benefit shareholders. Highlights included:

•	Forbes has again ranked Cincinnati Financial Corporation, operating through The Cincinnati Insurance Companies, among America’s 50 Most Trustworthy Financial Companies in 2015. This marks the fifth consecutive time Forbes has recognized Cincinnati Financial for trustworthiness. ©2015, Forbes Media LLC. Used With Permission.

•	To reinforce our commitment to accountability and strong corporate governance practices, our board of directors is recommending that shareholders vote to approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard for uncontested director elections.

•	Cybersecurity is a growing threat for all companies. Accordingly, the audit committee increased its understanding of the company’s cybersecurity risk by engaging third party experts to test and audit the company’s cybersecurity program structure and capabilities. At the committee’s invitation, the entire board was present to attend the final presentation and receive the final report.

•	Succession planning at all levels is important to the long term success of the company. In 2015, the board continued its practice of attending meetings of the subsidiary boards during which more than a dozen executives provide reports. These meetings provide the directors with opportunities to become familiar with this level of management, assess their development over time and gain in-depth knowledge about the company’s operating businesses. In 2015, the board also discussed potential management succession candidates with the chief executive officer at one of its regular meetings.

Governance Policies and Practices

Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually and occasionally recommends changes for the board’s consideration and approval. These guidelines and codes are available on cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct – Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline – Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions – The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the other directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, without management present, at every regularly scheduled meeting of the board of directors.

Stock Ownership Guidelines – Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. Director and Officer Ownership Guidelines are available on cinfin.com/investors.

Risk Management – The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item for which the board receives a report at each regularly scheduled board meeting from the chief risk officer, including in-person reports twice each year. The chief risk officer has direct access to all members of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance and legal and regulatory and other nonfinancial compliance activities. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Board Evaluations – The board annually conducts a self-evaluation. Led by the lead independent director, feedback from individual directors is reviewed and discussed first by the nominating committee and then with the entire board. These discussions include specific governance topics such as director tenure, board refreshment and independence as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term for the benefit of shareholders.

Director Independence – Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 29, 2016: William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. A majority, 10 of 15 directors, meet the applicable criteria for independence under Nasdaq listing standards.

Director Nomination Considerations and Process – The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or renomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs an initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and the skills and competencies that may be identified by the committee or the board as desirable in future director candidates. As it believes is appropriate, the committee may discuss the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, business acumen, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors that satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2015 Annual Meeting of Shareholders, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating With the Board – Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. The board welcomes shareholder communication and has instructed the corporate secretary to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions

The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2015 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:

Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. He and John J. Schiff, Jr., a director of Cincinnati Financial Corporation and the chairman of the executive committees for its insurance subsidiaries, together with Mr. John J. Schiff, Jr.’s sons John J. Schiff III and Charles O. Schiff, collectively own a majority interest in the insurance agency. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $5,655,402. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,019,514. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $122,445 for office space located in the headquarters building and purchased property casualty insurance from our insurance subsidiaries for premiums totaling $128,958.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director and chief executive officer of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $548,755.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $658,914.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $943,792 as compensation for selling the company’s insurance products to the agency’s clients. This agency does not advise the company on our insurance needs or sell insurance products or services to the company.

An executive officer who is a senior vice president of the company’s insurance subsidiaries has a brother-in-law who is a senior regional director in the sales and marketing department of the company’s property casualty subsidiary with over 17 years of experience with the company. In 2015, the executive officer’s brother-in-law earned compensation consisting of salary, incentive bonus, stock-based compensation and perquisites totaling $132,893. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Proposal 2 – Approval of an Amendment to our Amended Articles of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections

Under this proposal, we are asking our shareholders to adopt an amendment to our Amended Articles of Incorporation (the Articles) to implement a majority voting standard for uncontested director elections. The company’s current voting standard provides for the election of directors pursuant to a plurality vote, which means that the nominees for director receiving the highest number of “for” votes at the company’s annual shareholders’ meeting are elected as directors to fill the number of open positions on the board.

In addition to the plurality vote standard, our board has adopted a policy to assure that, in an uncontested election for which cumulative voting is not in effect, a director who fails to receive a greater number of votes “for” his or her election than votes “withheld” from such election is required to promptly tender his or her resignation to the board of directors. The nominating committee then reviews the facts and circumstances of the resignation and recommends to the board whether to accept the resignation.

However, in light of this policy, at the 2014 Annual Meeting, our shareholders showed strong support in favor of our board of directors initiating a process to amend our Articles to implement a majority voting standard for uncontested director elections. Our board of directors is proposing this majority voting standard to reflect the desire of those shareholders and reinforce our commitment to accountability and strong corporate governance practices. At its meeting on January 29, 2016, on the recommendation of our nominating committee, our board of directors unanimously adopted resolutions approving and recommending to shareholders the adoption of an amendment to our Articles to implement a majority voting standard for uncontested director elections.

Under the proposed majority voting standard, for a candidate to be elected to our board of directors in an “uncontested election,” the number of votes cast “for” the candidate’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker nonvotes would not be considered votes “for” or “against” a candidate. An “uncontested election” means an election in which the number of director candidates does not exceed the number of directors to be elected. In all other director elections, which we refer to as “contested elections,” a plurality voting standard would apply.

Our board of directors has concluded that the adoption of the proposed majority voting standard in uncontested elections will give shareholders a greater voice in determining the composition of our board of directors by giving effect to shareholder votes “against” a director candidate and by requiring a majority of shareholder votes for a candidate to obtain or retain a seat on our board of directors. The adoption of this standard in uncontested elections is intended to reinforce the accountability of our board of directors to our shareholders voting in uncontested director elections. If adopted by our shareholders at the 2016 Annual Meeting, the majority vote standard would apply to all future uncontested director elections beginning in 2017.

Our board of directors further believes that a plurality voting standard should still apply in contested director elections. If the plurality voting standard did not apply in contested elections, it is possible that more candidates could be elected than the number of director seats up for election because the proposed majority voting standard simply compares the number of “for” votes with the number of “against” votes for each director candidate without regard to voting for other candidates. Accordingly, the proposed majority voting standard retains plurality voting in contested director elections to avoid such results.

If this proposal is approved by our shareholders and implemented, we expect to retain our director resignation policy (our current uncontested election policy), conformed as necessary to reflect the provisions of this proposal. Under Ohio law, an incumbent director who is not re-elected remains in office until his or her successor is elected, continuing as a “holdover” director. We expect our policy to continue to require an incumbent director who does not receive more votes “for” than “against” his or her election in an uncontested election to submit a written offer of resignation to our nominating committee, which will make a recommendation to our board of directors as to whether or not it should be accepted. Our board of directors will consider the recommendation and decide whether to accept the resignation.

Our Articles currently do not address the voting standard that applies to the election of directors, which means under Ohio law that the plurality voting standard applies unless the Articles are amended. The actual text of the proposed Article THIRTEENTH to our Articles is provided below. The amendment to the Articles will become effective upon filing with the Secretary of State of Ohio, which the company expects will occur promptly following shareholder approval.

If this proposal is approved by the shareholders, the following new article will be added to the Articles:

THIRTEENTH. At each meeting of shareholders at which directors are to be elected, a candidate for director shall be elected only if the votes “for” the candidate exceed the votes “against” the candidate. Abstentions and broker nonvotes shall not be counted as votes “for” or “against” a candidate. Notwithstanding the foregoing, if the Board of Directors determines that the number of candidates exceeds the number of Directors to be elected, then in that election the candidates receiving the greatest number of votes shall be elected.

Vote Required

The affirmative vote of the holders of at least two-thirds of the issued and outstanding common shares is necessary to amend the Company’s Articles to include Article THIRTEENTH, as described in this proposal. Abstentions and broker nonvotes will have the same effect as votes cast against this proposal.

The Board of Directors unanimously recommends a vote FOR the proposal to approve an amendment to our Amended Articles of Incorporation implementing a majority voting standard for uncontested director elections.

Audit-Related Matters

Proposal 3 –Ratifying the Selection of the Independent Registered Public Accounting Firm

The audit committee has selected the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2016. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this selection and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2016 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions have no effect on the voting of the proposal, but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

The board of directors recommends a vote FOR the resolution ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2016.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has nine independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by AICPA Auditing Standards No. 61, codified into AICPA, Professional Standards, Vol. 1, AU Section 380 and PCAOB Auditing Standard No. 16 - Communications with Audit Committees, effective pursuant to SEC Release No. 34-68453 (December 17, 2012). The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. The committee considered whether services Deloitte & Touche LLP provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche LLP, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2016, and is presenting the selection to the shareholders for ratification at the 2016 Annual Meeting of Shareholders.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, David P. Osborn, Gretchen W. Price (chair), Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2015.

	Year Ended December 31,
	2015	2014

Audit Fees	$2,413,000	$2,319,500
Audit-Related Fees	82,500	130,000
Tax Fees	276,816	131,295
Subtotal	2,772,316	2,580,795
All Other Fees	318,000	2,800
Deloitte & Touche LLP Total Fees	$3,090,316	$2,583,595

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2015 and 2014, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of nonaudit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of

Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

The committee must individually approve engagements for permissible services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – For professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – For assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, agreed-upon procedures, and statements of actuarial opinion.

Tax Fees – For professional services performed by the independent registered public accounting firm with respect to tax controversy assistance, tax compliance and support, tax research, employee benefit compliance and advice, and sales and use tax. None of the tax fees in 2015 or 2014 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees – For an audit of the company’s information security program and the company’s use of an accounting research tool.

Compensation of Named Executive Officers and Directors*

Proposal 4 – Approval of Cincinnati Financial Corporation 2016 Stock Compensation Plan

Purpose

The board of directors of the company has approved and recommends shareholder approval of the proposal to adopt the Cincinnati Financial Corporation 2016 Stock Compensation Plan (2016 Plan). The 2016 Plan would be in addition to the company’s 2006 Stock Compensation Plan (2006 Plan), approved by shareholders in 2006 and the 2012 Stock Compensation Plan (2012 Plan), approved by shareholders in 2012. The purposes of the 2016 Plan are:

•	To continue the compensation committee’s (Committee) flexibility to provide a mix of stock-based associate incentive compensation vehicles with different tax treatments.

•	To continue the Committee’s ability to provide performance-based awards. The 2016 Plan provides the Committee with flexibility to link various stock-based awards for certain executive officers and others to pre-established performance goals, including the profitability of the company’s businesses and increases in shareholder value. We believe performance-based awards under this plan can help optimize the company’s federal income tax deduction for stock-based compensation awarded to certain executives, subject to the requirements of Internal Revenue Code Section 162(m).

•	To help attract and retain quality associates with a strong sense of ownership in the company’s performance. The 2016 Plan encourages associates to retain shares of common stock earned through these incentives by potentially lowering their cash outlay to pay taxes, reducing the need for associates to sell shares to pay applicable income taxes for some types of awards.

The total number of shares to be available under the 2016 Plan is 10 million shares of the company’s $2.00 par value common stock. Approximately 4 million of the originally authorized 7 million shares under the 2012 Plan and 500,000 of the originally authorized 10 million shares under the 2006 Plan remain available to grant to associates. The 2006 Plan is set to expire on May 5, 2016; however, any awards granted prior to that date may extend beyond it.

The board of directors wishes to continue extending equity ownership beyond the company’s executives to all levels of associates, potentially including hourly associates. To best serve shareholders for the long term, the board seeks to align the interests of associates with the interests of shareholders.

Historically, stock-based awards have translated into ownership as most associates generally hold their shares, funding the option purchases without cashing in a portion of the grant. The company’s associates have a direct stake in building future success for your company. Although the company does not have access to information about broker accounts, we estimate that approximately 80 percent of our associates hold shares of Cincinnati Financial Corporation.

*	In our disclosure about compensation paid to our named executive officers we refer to several Non-GAAP measures, including “operating income,” “net written premiums” and “value creation ratio.” The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are attached to this proxy statement in Appendix A.

We believe that, had the 2016 Plan been in effect in fiscal year 2015, the amount of awards granted under the 2016 Plan in 2015 would not have been materially different than the amounts granted under the existing 2012 and 2006 Plans, as displayed in the table below:

Name and Position	Dollar Value of	Number of Stock	Dollar Value of	Number of
	Stock Options	Options	Restricted Stock	Restricted Stock
	($)	(#)	Units at Target	Units at Target
			(Performance and	(Performance and
			Service Vesting)	Service Vesting)
			($)	(#)
Steven J. Johnston
Chief Executive Officer and President Cincinnati Financial Corporation	151,834	13,573	659,908	14,478
Jacob F. Scherer, Jr.
Chief Insurance Officer and Executive Vice President The Cincinnati Insurance Company	90,465	8,087	410,264	8,917
Michael J. Sewell
Chief Financial Officer, Senior Vice President and Treasurer Cincinnati Financial Corporation	80,599	7,205	365,496	7,944
Martin F. Hollenbeck
Chief Investment Officer and Senior Vice President Cincinnati Financial Corporation	66,437	5,939	301,316	6,549
Charles P. Stoneburner II
Senior Vice President The Cincinnati Insurance Company	66,437	5,939	301,316	6,549
Total Executive Group (1)	902,370	80,666	4,096,531	89,032
Nonexecutive Director Group	-	-	-	-
Nonexecutive Officer Employee Group (2)	3,400,019	305,147	15,292,557	325,166

(1)	These awards to executive officers, including those listed in the table above, were granted under the 2012 Plan. No awards were granted to executive officers under the 2006 Plan during the 2015 fiscal year.
(2)	These awards include grants to nonexecutive officer employees under both the 2012 and 2006 Plans.

2016 Plan Description

The 2016 Plan provides for grants of various types of stock-based awards to associates of the company and its subsidiaries who are selected by the Committee of the board of directors. Awards in any form other than stock options would be counted against the 10 million share limit as three shares for every one share granted. The 2016 Plan is presented in Appendix B, beginning on Page 70.

The awards to be made in the future to participants will be decided at that time and cannot be determined at this time. The actual awards depend on a number of factors, including the company’s performance, an individual’s potential contribution to the business, compensation practices at the time, retention considerations and the company’s stock price.

Eligibility. All associates of the company and its subsidiaries are eligible to receive awards under the 2016 Plan. Approximately 4,500 associates currently would be eligible under the 2016 Plan.

Plan Administration. The 2016 Plan is an unfunded plan and will be administered by the Committee, which must include at least two directors who are “nonemployee directors” within the meaning of SEC Rule 16b-3 and who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Performance Goals. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid in any year to any “covered employee” (as defined by Section 162(m)) is deductible by the company if it is based on the achievement of pre-established performance goals and meets certain other requirements of the rules. The Committee has adopted performance goals under which awards under the 2016 Plan for covered employees could be performance based and therefore could be fully deductible and not subject to the limitations of Section 162(m). The performance goals for performance awards of stock-based incentive compensation under the 2016 Plan (whether such awards take the form of stock, stock units, or equivalents or cash) made

(or paid) to any eligible associate would consist of objective tests derived from one or more of the following: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, combined ratio, premium growth, investment performance and/or value creation ratio. The specific performance goal and applicable performance targets and payout opportunities are set forth in each grant agreement, along with other terms and conditions. The Committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance goals may reflect absolute company performance or a relative comparison of company performance to the performance of a peer group or other external measure of the selected performance goals.

Types of Awards. The 2016 Plan provides for stock incentives of several types, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Awards of all types may be made subject to performance goals established by the Committee.

Stock options granted under the 2016 Plan may either be incentive stock options qualifying under Section 422 of the Internal Revenue Code or nonqualified options, both exercisable for the company’s $2.00 par value common stock. At the time of grant, the Committee determines the exercise price for options granted under the 2016 Plan, which may not be less than fair market value of the company’s common stock at that date. As of February 29, 2016, the Nasdaq Global Select Market’s closing price for the company’s stock was $___.

The Committee also determines the term of each option, which may not exceed 10 years from the date of grant. Options become exercisable in accordance with a vesting schedule established by the Committee at the time of grant. Depending on the type of option, the Committee may permit an option to be exercised by the participant either for a cash payment or the delivery of shares of the company’s common stock held by the participant, potentially including shares acquired upon exercise of the option.

As under the company’s prior stock plans, the aggregate fair market value cannot exceed $100,000, determined at the time of grant, for the shares of common stock an associate may acquire through incentive stock options that become exercisable for the first time during any calendar year. Additionally, the Committee may not grant an amount of stock options to any one plan participant during any single calendar year that may be converted into more than 100,000 shares of common stock. At its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise be in the form of restricted stock or other similar securities, or the Committee may reserve the right to so provide after the time of grant.

In general, if a plan participant’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant’s unexerciseable options are forfeited and all exercisable options also will be forfeited unless exercised before the participant’s termination date.

Shares of restricted common stock also may be awarded. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award has all the rights of a holder of common stock, including the right to receive dividends on the restricted shares.

Restricted stock units representing the right to receive common stock, cash, or both (as the Committee determines) also may be awarded. Restricted stock units vest upon the satisfaction of conditions specified in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified, the holder of a restricted stock unit or award has none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units. The Committee may not grant more than 100,000 common shares worth of restricted stock and restricted stock units to any one plan participant during any single calendar year.

Stock appreciation rights (or SARs) may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as the Committee determines) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs may not be less than the fair market value of the common stock on the date of grant.

The 2016 Plan also provides for other potential awards that may be denominated in, valued by reference to, or otherwise based on or related to, common stock. The Committee specifies the terms of grant, purchase, exercise, exchange or conversion of other stock-based awards. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent thereof. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award may not be less than the fair market value on the date of grant. The Committee may not grant more than 100,000 common shares worth of SARs and other stock-based compensation to any one plan participant during any single calendar year.

Performance-based awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. The Committee determines the performance goals and associated performance targets to be achieved during any performance period under the 2016 Plan and the length of the performance period. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of common stock, other property or any combination thereof, as the Committee determines, in its sole discretion, at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Acceleration of Awards Provisions. In the event an associate’s employment is terminated within 12 months after the effective date of and due to a change in control as defined in the 2016 Plan, all stock options and SARs held by the associate as of the date of termination would become fully vested and immediately exercisable; the restrictions applicable to outstanding restricted stock, restricted stock units, and other stock-based awards would lapse; and the awards would become free of all restrictions and fully vested.

Amendment and Termination. The board of directors can amend the 2016 Plan to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued through the plan may not increase and the board may not decrease the participant’s exercise price of stock options, SARs or other stock-based awards to an amount less than the fair market value on the date of the grant. Additionally, the Committee may not cancel any issued stock option, SAR or other stock-based award and replace it with a lower grant price, cash or other awards, without shareholder approval.

Proceeds. The proceeds from the sale to participants of common stock upon the exercise of any and all stock options and any other stock-based compensation issued under the 2016 Plan constitute general funds of the company and may be used by it for any purpose.

Clawback. Any awards granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable laws, regulations, stock exchange listing rules, company policies or to the extent otherwise provided in an award agreement at the time of grant.

Accounting and Federal Income Tax

The board of directors recognizes that shareholders are interested in the impact of stock option expense on net income. Since 1996, following Financial Accounting Standards Board (FASB) accounting standards, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements and fully complied with amended requirements for disclosures in quarterly financial statements. The company has adopted FASB Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, which calls for stock option expense to be included as a component of net income.

Corporate Federal Income Tax. To the extent that a participant recognizes ordinary income in the circumstances described below, the company is entitled to a corresponding deduction provided that, among other things: (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (covered employees) to $1 million per fiscal year, with exceptions for certain performance-based compensation made under qualifying, shareholder-approved plans. Our intention in designing the 2016 Plan is that all stock option awards, as well as restricted stock awards, performance awards and other stock unit awards granted subject to performance goals, can constitute performance-based compensation for purposes of Section 162(m).

Participant Federal Income Tax. In general, an optionee recognizes no income at the time a nonqualified option is granted; at the time of exercise of a nonqualified option, the optionee recognizes ordinary income for the difference between the purchase price paid for the shares and the fair market value of the nonrestricted shares on the date of exercise; and at the time of sale of shares acquired through the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the participant has held the shares.

An optionee generally recognizes no income upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price constitutes an item of adjustment. If the optionee makes no disqualifying disposition, shares acquired through exercise of an incentive option within two years after the grant date or within one year after the transfer of the shares to the optionee, then any proceeds from selling the shares in excess of the purchase price are taxed to the optionee as long-term capital gain and any loss sustained is a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration holding period described above, the optionee generally recognizes ordinary income in the year of disposition in an amount equal to any excess of the fair market value over the purchase price at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange). Any further gain or loss realized by the optionee generally is taxed as short-term or long-term gain or loss, depending on the holding period.

A participant recognizes no income in connection with the grant of a SAR. When the SAR is exercised, the participant normally is required to include as taxable ordinary income in the year of exercise the total amount of any cash plus the fair market value of any nonrestricted shares received pursuant to the exercise.

A recipient of a restricted common stock award generally is subject to tax at ordinary income rates on the fair market value of the restricted shares reduced by any amount the recipient pays for the shares, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of receipt of the shares has taxable ordinary income on the date of receipt equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally are treated as taxable ordinary income to the recipient.

Generally, a participant recognizes no income in connection with the grant of a restricted stock unit or any performance-based award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally is required to include as taxable ordinary income in the year of payment the total amount of any cash plus the fair market value of any nonrestricted shares of common stock, actually or constructively received.

Summary

By adding the proposed 2016 Plan to the shares remaining in the current 2012 Plan and 2006 Plan, your company can continue offering a mix of stock-based incentives. The 2016 Plan would continue to accommodate performance-based awards, provide opportunities to optimize the company’s tax deductions and encourage associates to be vested owners whose interests are aligned with those of other shareholders.

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation 2016 Stock Compensation Plan.

Proposal 5 – Say-on-Pay: Advisory Vote on Compensation of Named Executive Officers

We conduct a say-on-pay vote each year at the annual shareholder meeting. This say-on-pay vote is required by Section 14A of the Securities Exchange Act of 1934 (Exchange Act). Although the say-on-pay vote is nonbinding, the compensation committee (Committee) considers the voting results as part of its annual evaluation of our executive compensation program. The annual frequency was selected by over 88 percent of our shareholders who voted on the proposal at our 2011 Annual Meeting of Shareholders.

As we describe in the Executive Summary of our Compensation Discussion and Analysis, Page 39, in 2015, the company delivered strong operating results and acceptable short-term financial performance in a volatile investment environment. Highlights included:

•	A combined ratio of 91.1 percent, the fourth consecutive year of underwriting profit. In 2015, our efforts to further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to improve underwriting performance. More favorable weather in 2015 also benefited underwriting profits.

•	A 21 percent increase in net income to $634 million.

•	A 5 percent increase in consolidated property casualty net written premiums, including 1 percent from our new reinsurance assumed operations. The increase in premiums also reflects other growth initiatives, modest average price increases and a higher level of insured exposures.

•	Less than a 1 percent full-year increase in fair value of invested assets at December 31, 2015, including a 3 percent decrease for the stock portfolio and a 2 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 9 percent increase in equity portfolio dividends and a 3 percent growth in interest income.

•	A decrease of less than a dollar in book value at December 31, 2015, to $39.20 per share compared with book value of $40.14 per share at December 31, 2014.

•	A value creation ratio (VCR) of 3.4 percent, below our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017. A volatile equities market offset strong operating results and lowered our VCR. Our VCR exceeded the VCR of four of the 10 companies in our peer group.

•	At December 31, 2015, our one-year total shareholder return of 19.0 percent exceeded that measure for six of the 10 companies in the peer group and our cumulative three-year total shareholder return of 69.07 percent exceeded that measure for four of the 10 companies in our peer group.

For our shareholders, these efforts supported an increase of our regular annual cash dividend for the 55th consecutive year and payment of a special cash dividend of $0.46 per share in the fourth quarter of 2015. Through the cash dividends paid and share repurchases, we returned $419 million to shareholders in 2015, and $1.033 billion during the three years ended December 31, 2015.

For our executives, these efforts resulted in payouts of performance-based equity and nonequity incentive compensation at threshold levels, as the company’s strong operating results were muted by the effects of the financial markets.

In addition to these highlights, please read the Compensation Discussion and Analysis section for more detailed information about our executive compensation program and decisions to inform your vote on the following say-on-pay proposal:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the Cincinnati Financial Corporation 2016 Annual Shareholder Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and narrative disclosure.”

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2016 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), William F. Bahl, Gregory T. Bier,
Dirk J. Debbink and Gretchen W. Price

Compensation Committee Interlocks and Insider Participation

In 2015, W. Rodney McMullen, William F. Bahl, Gregory T. Bier, Dirk J. Debbink and Gretchen W. Price served on the compensation committee. During the 2015 fiscal year, none of the compensation committee members were officers, employees or former officers of Cincinnati Financial Corporation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the compensation committee (Committee) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2015, who were:

Name	Title
Steven J. Johnston	President and Chief Executive Officer
Jacob F. Scherer	Chief Insurance Officer and Executive Vice President
Michael J. Sewell	Chief Financial Officer and Senior Vice President
Martin J. Hollenbeck	Chief Investment Officer and Senior Vice President
Charles P. Stoneburner II	Senior Vice President, Commercial Lines

Executive Summary

Overview

Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on net written premium volume from our insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We also believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2015 Financial and Business Highlights

In 2015, the company delivered strong operating results and acceptable short-term financial performance in a volatile investment environment. Highlights included:

•	A combined ratio of 91.1 percent, the fourth consecutive year of underwriting profit. In 2015, our efforts to further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to improve underwriting performance. More favorable weather in 2015 also benefited underwriting profits.

•	A 21 percent increase in net income to $634 million.

•	A 5 percent increase in consolidated property casualty net written premiums, including 1 percent from our new reinsurance assumed operations. The increase in premiums also reflects other growth initiatives, modest average price increases and a higher level of insured exposures.

•	Less than a 1 percent full-year increase in fair value of invested assets at December 31, 2015, including a 3 percent decrease for the stock portfolio and a 2 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 9 percent increase in equity portfolio dividends and a 3 percent growth in interest income.

•	A decrease of less than a dollar in book value at December 31, 2015, to $39.20 per share compared with book value of $40.14 per share at December 31, 2014.

•	A value creation ratio (VCR) of 3.4 percent, below our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017. A volatile equities market offset strong operating results and lowered our VCR. Our VCR exceeded the VCR of four of the 10 companies in our peer group.

•	At December 31, 2015, our one-year total shareholder return of 19.0 percent exceeded that measure for six of the 10 companies in the peer group and our cumulative three-year total shareholder return of 69.07 percent exceeded that measure for four of the 10 companies in our peer group.

•	A 31 percent increase to $2.30 per share in cash dividends declared, including a special cash dividend of $0.46 per share declared in the fourth quarter of 2015.

For our shareholders, these efforts supported an increase of our regular annual cash dividend for the 55th consecutive year and payment of a special cash dividend of $0.46 per share in the fourth quarter of 2015. Through the cash dividends paid and share repurchases made during the year, we returned $419 million to shareholders in 2015, and $1.033 billion during the three years ended December 31, 2015.

Relationship Between Company Performance and Chief Executive Officer Compensation

Generally the Committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that compensation for the named executive officers, including the chief executive officer, will be higher than when the company’s performance lags its peers. Accordingly, the performance metrics for both annual and long-term performance-based compensation are calibrated to the company’s performance compared with the companies in the peer group. At the same time, the Committee expects compensation to directionally correlate with the company’s actual performance for these metrics, particularly when considered over the long term. The following graph illustrates the directional relationships between company performance, based on the two performance metrics used in our performance-based awards and the compensation of our chief executive officer for each of the three years ending 2015.

CEO Pay for Performance

CEO Pay for Performance	2013	2014	2015
SCT Total Compensation	$3,501,957	$2,623,807	$2,163,984
Realized Compensation(1)	$2,971,137	$2,434,715	$1,936,016
1-Year VCR	16.1%	12.6%	3.4%
3-Year Total Shareholder Return(2)	88.6%	90.6%	69.1%

(1)	Realized compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year
(2)	3-Year Total Shareholder Return is total shareholder return for the 3-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg LP.

Over the last three years, compensation for our chief executive officer varied in line with overall company performance, even as the Committee adjusted base annual salary and targets for performance-based compensation. Payouts of annual incentive and long-term performance-based awards throughout the period also directly align with company performance.

	Annual Incentive Compensation (VCR)		Long-Term Performance-Equity Compensation (3-Year Total Shareholder Return)
	Performance Relative to Peer Companies	Performance Level Earned	Performance Relative to Peer Companies	Performance Level Earned
2015	> 4 Peers	Threshhold	> 4 Peers	Threshhold
2014	> 6 Peers	Target	> 6 Peers	Target
2013	>9 Peers	Maximum	> 10 Peers	Maximum

Our performance over the last three years ranked slightly below the median of the 10 companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph below, total realizable compensation† for our chief executive officer and the other named executive officers over the same period remains comparatively low, ranking near the 25th percentile, largely reflecting the size of several of the companies included in the peer group. Because we do not benchmark executive compensation to the peer group, our performance is judged against those companies with whom we compete every day for each insurance policy we write, regardless of the size of those companies.

†	Three-year total realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: salary paid, discretionary cash bonus, nonequity incentive compensation paid, amounts realized from the exercise of stock options or vesting of stock awards, the intrinsic value of exercisable “in the money” stock options and the grant date fair value of time vesting and target-level performance-based restricted stock or restricted stock unit awards, for the three years ending December 31, 2014, the most recent year for which such data is available.

Three-Year Relative Pay for Performance

(2013-2015)

Results of 2015 Advisory Vote to Approve Executive Compensation

At the 2015 Annual Meeting of Shareholders, nearly 98 percent of the votes cast were in favor of this proposal. The Committee believed this favorable outcome demonstrated support of its decisions and our overall executive compensation program. Subsequent discussions with investors representing approximately 30 percent of the shares outstanding confirmed this belief. All of the shareholders contacted during our annual investor engagement efforts favorably commented on the company’s executive compensation program, criteria for performance-based awards and overall level of pay. As a result, the Committee made no material changes in the structure of our compensation program in 2015. At the 2016 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see Page 38). The Committee will continue to consider the results of these annual advisory votes and feedback from investor outreach in its deliberations about our executive compensation program.

Executive Compensation Practices

The committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

We Do	We Don’t
Link Pay to Performance – The majority of pay awarded by the Committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.	Use Employment Contracts – We employ all of our executive officers at will.
Review Data Sheets – Each year the Committee reviews data recounting the compensation history for each executive officer. For the named executive officers, the Committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.	Pay Dividends or Dividend Equivalents – We do not pay dividends or dividend equivalents on unvested stock awards.
Mitigate Excessive Risk – Compensation earned from performance-based awards is capped and is subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control its own performance-based compensation. The Committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.	Reprice or Exchange Stock Options – We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.
Use Double-Trigger Change in Control Provisions – Both our annual incentive and stock-based compensation plans include double-trigger change in control provisions.	Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits – Our pension is calculated based on salary only, and our matches to 401(k) and Top Hat Savings Plan contributions are limited to cash compensation.
Perform Compensation Risk Assessments – Our chief risk officer performs this assessment each year, and it is considered by the Committee as part of its decision making process.	Allow Hedging Transactions by Executive Officers or Directors – Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouple the director’s or officer’s interests from those shared by our shareholders generally.
Track Compliance With Ownership Guidelines – All of our directors and executive officers satisfy our published stock ownership guidelines.

Components of Compensation

Total direct compensation (TDC) is the compensation annually determined or awarded each year by the Committee. TDC generally is the sum of three components: base annual salary, target levels of annual incentive cash compensation and long-term equity compensation comprised of target levels of performance-based and service-based equity compensation. As illustrated in the following charts, in 2015, 70 percent of TDC awarded to the chief executive officer and 61 percent of the TDC awarded to the other named executive officers was performance-based and not guaranteed.

Base Annual Salary

We use base annual salary to attract executive talent and to provide adequate and stable compensation. The Committee reviews and sets base annual salaries for the named executive officers each year. In determining base annual salary, the Committee considers:

•	The officer’s role and responsibilities,

•	Fairness, as compared with officers with similar responsibilities, experience and performance,
•	Current compensation level, and

•	Individual performance.

Base annual salaries may be adjusted to reflect annual merit increases, if any; promotions or changes in role or responsibilities; and market adjustments.

The base annual salaries for the named executive officers were adjusted in February 2015 to recognize the strong individual contribution of each officer to the company’s strong performance in the prior year. On average, base annual salary for the group increased approximately 2.2 percent. On an individual basis, each named executive officer’s salary was adjusted as follows:

•	For Mr. Johnston, an increase of 2.0 percent to $945,540;

•	For Mr. Scherer, an increase of 2.0 percent to $866,745;

•	For Mr. Sewell, an increase of 2.0 percent to $772,191;

•	For Mr. Hollenbeck, an increase of 2.5 percent to $636,525; and

•	For Mr. Stoneburner, an increase of 2.5 percent to $636,525.

Annual Incentive Compensation

We pay annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009, as amended (2009 Annual Incentive Plan), each executive officer is eligible to annually receive an award of up to $3 million in cash based on achievement of specific performance-based criteria.

The 2009 Annual Incentive Plan offers a wide range of performance objectives from which the Committee may choose. The specific performance objectives, hurdles and targets for each year are contained in the award agreements delivered to the individual officer. The 2009 Annual Incentive Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and can qualify as performance-based, tax-deductible executive compensation.

Since 2009, the performance objective used for annual incentive compensation awards is our one-year value creation ratio relative to our peer group. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio is a two-part metric: i) our rate of growth in book value per share plus ii) the ratio of dividends declared per share to beginning book value per share. For the period 2013 through 2017, we are targeting an annual value creation ratio averaging 10 percent to 13 percent as our primary performance goal.

Target amounts for annual incentive compensation are set by the Committee as a percentage of the named executive officer’s salary. The percentage of salary ranged from 65 percent to 100 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2015, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 100 percent of base annual salary. All of the other named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary.

Performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively of the peer group. Stated another way, the company’s value creation ratio must exceed that of three of the 10 peer companies to achieve the threshold hurdle, must equal or exceed five peer companies to achieve the target hurdle and must equal or exceed eight peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 – 200%)

As shown in the following chart, for 2015, the company achieved a value creation ratio of 3.4 percent and exceeded the value creation ratio achieved by four of the 10 peer companies, qualifying for threshold-level payouts of 30 percent of target.

The following table shows how the formula was applied and the actual amounts awarded for 2015.

Name	Base Annual Salary	Tier Target Percentage of Base Annual Salary	2015 Performance Factor (Threshold)	2015 Annual Incentive Cash Compensation
Steven J. Johnston	$945,540	100%	30.0%	$283,662
Jacob F. Scherer, Jr.	866,745	65%	30.0%	169,015
Michael J. Sewell	772,191	65%	30.0%	150,577
Martin F. Hollenbeck	636,525	65%	30.0%	124,122
Charles P. Stoneburner II	636,525	65%	30.0%	124,122

Long-Term Stock-Based Compensation

General

We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 80 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the Committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at cinfin.com/investors.

Stock-based awards granted to all associates in 2015 totaled less than 1 percent of total shares outstanding. In 2015, approximately 18 percent of all stock-based awards were granted to the company’s executive officers, including the named executive officers, and approximately 82 percent were granted to more than 3,000 other company associates. All stock-based awards are granted at 100 percent of fair value on the date of grant.

Types of Stock-Based Awards

The Committee grants three types of stock-based awards to the named executive officers: nonqualified stock options, performance-based restricted stock units (PSUs) and service-vesting restricted stock units (RSUs). The Committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareholders, while PSUs focus executives on the sustained long-term performance of the company regardless of stock price fluctuations. RSUs further emphasize the long-term focus and strengthens the alignment of financial interests shared by executives and shareholders. Both stock options and PSUs can qualify as performance-based, tax-deductible executive compensation. The named executive officers also are eligible to receive shares under the Holiday Stock Plan. We do not pay dividends or dividend equivalents on unvested stock-based awards.

Stock Options – For the named executive officers, the Committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs – For the named executive officers, the Committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the Committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The Committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

RSUs – For the named executive officers, the Committee uses RSUs that ratably vest in thirds over three years. The Committee added RSUs as a regular component of compensation for the named executive officers beginning in 2015 to place greater emphasis on long-term compensation and strengthen the alignment of executive officer and shareholder financial interests.

Setting Target Amounts for Stock-Based Awards

Target amounts for performance-based stock compensation (nonqualified stock options and PSUs) are set by the Committee as a percentage of the named executive officer’s salary. For 2015, the percentage of salary ranged from 97.5 percent to 150 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2015, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 150 percent of base annual salary. All of the other named executive officers were assigned to Tier I for which target level awards were 97.5 percent of base annual salary. The target dollar amount is then allocated between stock options and PSUs, and the target dollar amount for each is then divided by the fair value of the company’s stock on the date of grant to determine the target number of shares for each award. For 2015, the target value for stock awards was allocated 50 percent to PSUs and 50 percent to stock options. The following formula is used to calculate the number of shares underlying each grant of performance-based stock compensation.

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

Similarly, the Committee sets amounts for RSUs as a percentage of the named executive officer’s salary. For 2015, the percentage of salary for each named executive officer was 5 percent. The following formula is used to calculate the number of shares underlying each grant of RSUs:

Base Annual Salary X 5%	=	# of Shares Underlying Award
Grant Date Fair Value

The Committee believes that its method for determining the number of shares for each stock-based award helps to conserve the number of shares available for grant under the shareholder approved plans.

2015 Stock-Based Grants

At its meeting on February 13, 2015, the Committee granted the following stock-based awards to the named executive officers:

Name	# Nonqualified Stock Options	# PSUs	# RSUs
Steven J. Johnston	13,573	13,573	905
Jacob F. Scherer, Jr.	8,087	8,087	830
Michael J. Sewell	7,205	7,205	739
Martin F. Hollenbeck	5,939	5,939	610
Charles P. Stoneburner II	5,939	5,939	610

For the PSUs granted in 2015, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the company’s three-year total shareholder return must exceed that of three of the 10 peer companies to achieve the threshold hurdle, must equal or exceed that of five peer companies to achieve the target hurdle and must equal or exceed that of eight peer companies to achieve the maximum hurdle. Beginning with PSUs granted in 2013, the Committee broadened the range of potential award payouts to match those of annual incentive compensation awards. For PSUs granted in 2015, achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target. Over time, the Committee intends that the expanded range will result in delivery of a higher proportion of compensation through long-term performance-based compensation awards.

The following formula describes how the Committee calculates the number of shares earned:

Target # of Shares Underlying Award X Performance Factor (0 – 200%)

The performance period for the PSUs awarded in 2015 is the three calendar years ending December 31, 2017. The PSUs will vest and become payable on March 1, 2018, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized From PSUs Granted in Prior Years

The company’s three-year TSR for the three-year performance period ended December 31, 2015, was 69.07%, exceeding that metric for four of the 10 companies in the peer group and earning payout at the threshold level of 30 percent of the target number of shares.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)	Value of PSUs Vested ($) (1)
Steven J. Johnston	2013-2015	13,088	Threshold	3,927	232,361
	2012-2014	13,472	Target	13,472	698,254
	2011-2013	6,443	Maximum	8,054	421,788
Jacob F. Scherer, Jr.	2013-2015	8,998	Threshold	2,700	159,759
	2012-2014	10,262	Target	10,262	531,879
	2011-2013	4,799	Maximum	5,999	314,167
Michael J. Sewell	2013-2015	8,016	Threshold	8,016	8,016
	2012-2014	9,578	Target	9,578	496,427
	2011-2013	5,011	Maximum	6,264	328,046
Martin F. Hollenbeck	2013-2015	6,544	Threshold	1,964	116,210
	2012-2014	7,731	Target	7,731	400,698
	2011-2013	3,311	Maximum	4,139	216,759
Charles P. Stoneburner II	2013-2015	6,544	Threshold	1,964	116,210
	2012-2014	7,526	Target	7,526	390,073
	2011-2013	3,349	Maximum	4,187	219,273
(1)	Based on the closing price on Nasdaq as of the last trading day of the performance period as follows:
$59.17 for the performance period ending December 31, 2015
$51.83 for the performance period ending December 31, 2014
$52.37 for the performance period ending December 31, 2013

Other Stock-Based Compensation

The named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full-time associate in good standing for each year of service, up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Policy on Hedging and Pledging of Company Stock

Hedging – All of our officers and directors and certain associates identified by management as having regular access to potentially material, nonpublic information are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s or director’s interest from the interests of shareholders generally and can limit the officer’s or director’s ability to control the timing of stock transactions to avoid times when in possession of material nonpublic information.

Pledging – We enjoy a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally through broad-based grants of equity compensation awards. Some of our associates, including some executive officers, choose to build their ownership in the company by pledging shares they own to collateralize loans from banks or brokers to exercise employee stock options. Some directors, officers and associates choose to hold their shares of stock in street name in accounts with banks or brokers as a matter of convenience. Depending on individual circumstances and decisions, these accounts can be subject to margin or collateral requirements.

Accordingly, we permit our directors, officers and associates to pledge shares of company stock that they own. The board expects directors and executive officers to exercise good judgment when making decisions about their holdings and transactions involving company stock, including pledging. The board anticipates that the level of share pledging by directors and executive officers will decrease over time. In 2015, the level shares pledged by our directors and executive officers as a group remained about the same as 2014 levels.

A majority, 16 of our 28 directors and executive officers, do not pledge any shares. Another group of 10 have pledged shares totaling less than 0.3 percent of the shares outstanding. The remaining two directors with pledged shares are members of one of the company’s founding families, with reported holdings of company stock that sufficiently outnumber the approximately 1.3 percent of shares outstanding that they hold in accounts and are available as collateral. Neither our chief executive officer nor our chief financial officer have pledged shares of company stock.

Stock-Based Award Grant Practices

In awarding stock options and other forms of stock-based compensation, the Committee follows certain general precepts:

Timing. Since 2010, the Committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The Committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The Committee believes the consistency of this practice since adoption of the first Director Stock Plan in 2003 eliminates concerns over timing. When grants are made at any other time of the year, the Committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards since 2007 under the 2012 Stock Compensation Plan and the 2006 Stock Compensation Plan, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. Unless a future date is specified, the grant date is the date of the Committee meeting at which the grant is made. Fair market value for awards under the 2009 Director Stock Plan and the Holiday Stock Plan is the average of the high and low sale price on Nasdaq on the grant date. The Committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans

In 2015, Messrs. Scherer and Stoneburner were participants in The Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our tax-qualified defined benefit pension plan. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The plan was frozen and closed to new participants in mid-2008.

These two named executive officers also participate in The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2015 Pension Benefits table and the discussion following, beginning on Page 59.

Defined Contribution Plans

The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell and Hollenbeck, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell and Hollenbeck to the Top Hat Savings Plan of up to 6 percent of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2015 was $265,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2015 Nonqualified Deferred Compensation table and the discussion following, beginning on Page 61.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Mr. Hollenbeck elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. Messrs. Scherer and Stoneburner elected to remain in the pension plan.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to other company officers and may include personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and limited spouse travel and meals associated with certain business functions. The Committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $12,629 for any named executive officer in 2015.

How We Make Compensation Decisions

Annual Compensation Setting Process

The Committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:

•	Its judgment about the effectiveness of the executive compensation program generally;

•	The effect of any changes to the program;

•	The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;

•	The compensation risk assessment conducted by the company’s chief risk officer;

•	Current and historical compensation and performance data supplied by the chief executive officer for each named executive officer, excluding himself;

•	Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;

•	Each officer’s individual performance, experience, expertise and functional responsibilities; and

•	Company performance, both financial and nonfinancial.

The Committee meets in February each year to set base annual salaries, grant stock-based and incentive cash compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The Committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company.

Compensation Risk Considerations

The Committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2015, the Committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the 2015 compensation risk assessment.

Base Annual Salary Risk Mitigation Factors
Base annual salary is set each year.
Base annual salary levels are modest.
Base annual salary adjustments require approval of the Committee.
Annual Incentive Risk Mitigation Factors
Performance objectives are relative to peer companies.
Achievement is determined by company performance, not individual performance.
Annual incentive compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.
The Committee may exercise negative discretion to reduce or eliminate awards when appropriate.
Robust processes require the Committee to certify performance and authorize payment.
Long-Term Stock-Based Compensation Risk Mitigation Factors
The company has stock ownership guidelines applicable to the named executive officers.
Exercising stock options requires investment of the associate’s personal assets.
Performance objectives are relative to peer companies.
Achievement of performance for PSUs is determined by company performance, not individual performance.
Stock-based compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.
The Committee may exercise negative discretion to reduce or eliminate awards when appropriate.
Robust processes require the Committee to certify performance achievement and authorize payment.

Benchmarking and Peer Group

We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

We do not use the peer group to benchmark executive compensation. We use the peer group to compare our performance to those companies against whom we compete each day, irrespective of the size of any peer company. As reported by Equilar, total direct compensation of $26,990,615 paid to our named executive officers as a group in 2014, the last year for which peer data is available, was approximately 50 percent of the average total compensation of $53,181,623 paid by companies in the peer group to their named executive officers as a group in the same year. We believe that increasing compensation for our named executive officers to achieve a benchmark at or above the median of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders that we cannot otherwise achieve with our current structure and approach to executive compensation. Our approach is to consider competitive compensation practices and relevant factors to influence appropriate changes to our executive compensation structure and levels over time. This approach provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

For similar reasons, we do not benchmark compensation of individual named executive officers with executives carrying similar titles across a peer group. The Committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. Since 2012, our peer group has consisted of 10 publicly traded companies:

The Allstate Corporation	Selective Insurance Group Inc.
The Chubb Corporation	State Auto Financial Corporation
Hanover Insurance Group Inc.	The Travelers Companies Inc.
Hartford Financial Services Group Inc.	United Fire Group Inc.
Markel Corporation	W.R. Berkley Corporation

These 10 companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products or surplus lines coverages.

Comparative performance and compensation data reviewed by the Committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. The following table ranks the company and the 10 companies in the peer group according to market capitalization at December 31, 2015, and ranks three-year value creation ratio, three-year total shareholder returns as of December 31, 2015, as reported by Bloomberg LP, and compensation data compiled by Equilar from our peers’ 2015 proxy statements, the most recent year for which such data is available.

Rank	Market Capitalization	Three-Year Value Creation Ratio	Three-Year Total Shareholder Return	Total Direct Compensation (from 2015 Proxy Statements)
1	Travelers	Markel	Hanover	Travelers
2	Chubb	Cincinnati	Hartford	W.R. Berkley
3	Allstate	Selective	Markel	Hartford
4	Hartford	Chubb	United Fire	Allstate
5	Markel	United Fire	Chubb	Chubb
6	Cincinnati	Travelers	Selective	Markel
7	W.R. Berkley	W.R. Berkley	Cincinnati	Hanover
8	Hanover	State Auto	Travelers	Selective
9	Selective	Hanover	Allstate	Cincinnati
10	United Fire	Allstate	W.R.Berkley	State Auto
11	State Auto	Hartford	State Auto	United Fire

Compensation Consultants

The Committee does not employ compensation consultants for recommendations concerning executive compensation. Our executive compensation levels are low compared with peers in line with our tradition of keeping overall expenses low. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the Committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The Committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate, considering overall company and individual performance. The Committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations

Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation”. The Committee intends for our annual incentive compensation awards and PSUs (which permit the Committee to exercise negative discretion to reduce or eliminate payment of awards) to qualify for the performance-based compensation exception to the $1 million limitation. In addition, stock options are considered performance-based compensation that can qualify for the exception.

The Committee believes that our shareholders are best served by not restricting its discretion and flexibility in making compensation decisions about performance-based and nonperformance-based compensation, although some of these decisions may from time to time result in certain nondeductible compensation expenses. Accordingly, the Committee may from time to time approve compensation for certain named executive officers that is not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

In 2015, nonperformance-based compensation for each of the named executive officers fell below the $1 million Section 162(m) cap and is believed to be fully deductible.

The Committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the Committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and Post-Retirement Benefits

We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 15-member group of executive officers, who average 26 years with the company.

In 2011, in connection with hiring Mr. Sewell as our chief financial officer, the Committee authorized a deferred compensation agreement between the company and Mr. Sewell designed to approximate the value of retirement benefits that he would forego at his former employer. Mr. Sewell is fully vested in amounts payable under the agreement. No amounts are payable under the agreement until Mr. Sewell reaches the age of 58.

Change in control provisions are included in our 2012 and 2006 Stock Compensation Plans and our 2009 Annual Incentive Plan, and those provisions apply to all associates receiving awards under the plans, not just to executive officers. The change in control provisions in these plans contain a “double trigger”, which requires both a change in control event, as defined in the plans, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive-officer-level associates who provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. In 2015, we paid $34,036 for executive communication consulting services to a retired executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (4)	Option Awards ($) (3)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (8)(9)		Total Compensation ($)

Steven J. Johnston	2015	941,975	-	665,213	151,834	283,662	-		121,300		2,163,984
Chief Executive Officer	2014	922,846	-	473,132	131,132	927,000	-		169,697	0	2,623,807
and President	2013	884,615	-	586,858	126,852	1,800,000	-		103,632	0	3,501,957
Cincinnati Financial Corporation

Jacob F. Scherer, Jr.	2015	863,477	-	410,863	90,465	169,015	721,831	(6)	13,842		2,269,493
Chief Insurance Officer and	2014	845,942	-	325,573	90,151	552,338	766,538	(6)	24,761		2,605,303
Executive Vice President	2013	813,462	-	403,799	87,210	1,072,500	576,577	(6)	17,882		2,971,429
The Cincinnati Insurance Company

Michael J. Sewell	2015	769,279	-	365,735	80,599	150,577	-		86,508		1,452,698
Chief Financial Officer,	2014	753,658	-	289,770	80,321	492,083	-		113,129		1,728,961
Senior Vice President and Treasurer Cincinnati Financial Corporation	2013	729,615		400,591	77,693	955,500			83,302		2,246,701

Martin F. Hollenbeck	2015	633,539	-	301,914	66,437	124,122	-		71,004		1,197,016
Chief Investment Officer and Senior Vice President Cincinnati Financial Corporation	2014 2013	617,769 594,615	- -	238,082 293,810	65,887 63,426	403,650 780,000	- -		95,751 69,042		1,421,139 1,800,893

Charles P. Stoneburner II	2015	633,539	-	301,914	66,437	124,122	607,422	(7)	9,175		1,742,609
Senior Vice President	2014	617,769		238,082	65,887	403,650	635,249	(7)	14,064		1,974,701
The Cincinnati Insurance Company	2013	592,308		293,810	63,426	780,000	288,465	(7)	9,124		2,027,133

(1)	Since 2010, the Committee has eliminated discretionary cash bonuses as a regular component of compensation for the named executive officers.
(2)	Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. PSUs are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. Amounts for PSUs are computed using a Monte Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2015 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page ___. Awards under the Holiday Stock Plan are valued at fair market value on the date of grant. The per share fair market values were $59.81, $51.20 and $50.84 for the grant dates of November 13, 2015, November 14, 2014 and November 15, 2013, respectively. There were no forfeitures of Holiday Stock or PSU awards in 2015, 2014 or 2013.
(3)	Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. For assumptions used in calculation of option awards, see our 2015 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page ___. There were no forfeitures of option awards in 2015, 2014 or 2013.
(4)	Maximum values of PSUs granted in 2015 are: $1,241,387 for Mr. Johnston; $739,637 for Mr. Scherer; $658,969 for Mr. Sewell and $543,181 each for Messrs. Hollenbeck and Stoneburner.
Maximum values of PSUs granted in 2014 are: $945,651 for Mr. Johnston; $650,121 for Mr. Scherer; $579,232 for Mr. Sewell and $475,139 each for Messrs. Hollenbeck and Stoneburner.
Maximum values of PSUs granted in 2013 are: $1,173,208 for Mr. Johnston; $806,581 for Mr. Scherer; $718,554 for Mr. Sewell; and $586,604 each for Messrs. Hollenbeck and Stoneburner.
(5)	No above-market or preferential earnings were paid on deferred compensation. The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for those named executive officers participating in the company’s Retirement Plan and SERP for each of the years presented, using the same pension plan measurement date and assumptions used for financial reporting purposes. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Scherer and Stoneburner, the changes in plan balances are primarily due to fluctuations in the applicable interest rate and discount rate used to actuarially calculate the accumulated benefit in each plan.
(6)	For Mr. Scherer, in 2015 an increase of $145,399 in the Retirement Plan and an increase of $576,432 in the SERP. In 2014 an increase of $206,948 in the Retirement Plan and an increase of $559,590 in the SERP as the company adjusted the lump sum factor in the calculation to reflect a projected rate at normal age of retirement and applied a discount rate to more fully capture all assumptions used in the company’s GAAP financial statements. In 2013, an increase of $129,381 in the Retirement Plan and an increase of $447,196 in the SERP. Had the discount rate and adjusted lump sum factor been applied to the calculations for 2013, the aggregate change in actuarial present value of accumulated retirement benefits for Mr. Scherer would have produced an increase in the Retirement Plan of $15,962 and an increase in the SERP of $204,237.
(7)	For Mr. Stoneburner, in 2015 an increase of $156,971 in the Retirement Plan and an increase of $450,451 in the SERP; in 2014 an increase of $226,921 in the Retirement Plan and an increase of $408,328 in the SERP; and in 2013, an increase of $61,612 in the Retirement Plan and an increase of $226,853 in the SERP.
(8)	For Messrs. Johnston, Sewell, Hollenbeck and Stoneburner, includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 51.
For Mr. Scherer, includes perquisites in the amount of $12,629, which includes the incremental additional cost of $2,971 for spouse travel and meals for business events to which spouses are invited, club dues of $6,670, premiums paid for a personal umbrella liability insurance policy in the amount of $1,861, executive tax services, personal use of a company car, a safe driver award and an executive health examination.
(9)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $112,139 for Mr. Johnston, $75,682 for Mr. Sewell and $62,231 for Mr. Hollenbeck.

2015 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)

Steven J. Johnston	2/13/2015	**								13,573	52.25	151,834
	2/13/2015	*	283,662	945,540	1,891,080
	2/13/2015	**				4,072	13,573	27,146				620,693
	2/13/2015	**							905			44,101
	11/13/2015	***							7			419
Jacob F. Scherer, Jr.	2/13/2015	**								8,087	52.25	90,465
	2/13/2015	*	169,015	563,384	1,126,768
	2/13/2015	**				2,427	8,087	16,174				369,819
	2/13/2015	**							830			40,446
	11/13/2015	***							10			598
Michael J. Sewell	2/13/2015	**								7,205	52.25	80,599
	2/13/2015	*	150,577	501,924	1,003,848
	2/13/2015	**				2,162	7,205	14,410				329,485
	2/13/2015	**							739			36,011
	11/13/2015	***							4			239
Martin F. Hollenbeck	2/13/2015	**								5,939	52.25	66,437
	2/13/2015	*	124,122	413,741	827,482
	2/13/2015	**				1,782	5,939	11,878				271,590
	2/13/2015	**							610			29,725
	11/13/2015	***							10			598
Charles P. Stoneburner II	2/13/2015	**								5,939	52.25	66,437
	2/13/2015	*	124,122	413,741	827,482
	2/13/2015	**				1,782	5,939	11,878				271,590
	2/13/2015	**							610			29,725
	11/13/2015	***							10			598

*	Cincinnati Financial Corporation 2009 Incentive Compensation Plan
**	Cincinnati Financial Corporation 2012 Stock Compensation Plan
***	Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 46, for information about awards of shares under the Holiday Stock Plan.
(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2015.
(2)	The grant date fair value of shares awarded under the Holiday Stock Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $59.81 on November 13, 2015.

Total compensation for 2015 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally decreased from 2014 levels because of achievement of threshold payments of annual incentive compensation awards, rather than target payouts of annual compensation received for 2014.

Total compensation for 2014 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally decreased from 2013 levels because of a lower grant date fair value per share for stock-based compensation and achievement of target payouts of annual incentive compensation awards, rather than maximum payouts of annual incentive compensation received for 2013.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the Committee for the year because of the timing of adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

In February 2015, the Committee adjusted base salaries to $945,540 for Mr. Johnston; to $866,745 for Mr. Scherer; to $772,191 for Mr. Sewell; to $636,525 for Mr. Hollenbeck and to $636,525 for Mr. Stoneburner.

In February 2014, the Committee adjusted base annual salaries to $927,000 for Mr. Johnston; to $849,750 for Mr. Scherer; to $757,050 for Mr. Sewell; to $621,000 for Mr. Hollenbeck and to $621,000 for Mr. Stoneburner.

In February 2013, the Committee adjusted base annual salaries to $900,000 for Mr. Johnston; to $825,000 for Mr. Scherer; to $735,000 for Mr. Sewell; to $600,000 for Mr. Hollenbeck and to $600,000 for Mr. Stoneburner.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. Changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year are included in the All Other Compensation column of the Summary Compensation Table. For information about these plans, see Retirement Benefits, Page 50.

Outstanding Equity Awards at 2015 Year End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven J. Johnston	8,000			26.59	11/14/2018
	10,234			26.58	2/19/2020
	7,991			34.04	2/18/2021
	4,893			31.62	5/2/2021
	13,472			35.63	2/17/2022
	8,725	4,363		44.70	2/15/2023
								13,088	780,830
	4,291	8,582		46.81	2/14/2024
								12,873	768,003
		13,573		52.25	2/13/2025
								13,573	809,765
						905	53,992
Jacob F. Scherer, Jr.	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	8,933			34.04	2/18/2021
	664			31.62	5/2/2021
	10,262			35.63	2/17/2022
	5,999	2,999		44.70	2/15/2023
								8,998	536,821
	2,950	5,900		46.81	2/14/2024
								8,850	527,991
		8,087		52.25	2/13/2025
								8,087	482,470
						830	49,518
Michael J. Sewell	10,021			30.27	5/31/2021
	9,578			35.63	2/17/2022
						1,028	61,330
	5,344	2,672		44.70	2/15/2023
								8,016	478,235
	2,629	5,256		46.81	2/14/2024
				-				7,885	470,419
		7,205		52.25	2/13/2025
								7,205	429,850
						739	44,089
Martin F. Hollenbeck	2,000			44.79	1/31/2017
	2,250			37.59	2/18/2018
	6,621			34.04	2/18/2021
	7,731			35.63	2/17/2022
	4,363	2,181		44.70	2/15/2023
								6,544	390,415
	2,156	4,312		46.81	2/14/2024
								6,468	385,881
		5,939		52.25	2/13/2025
								5,939	354,321
						610	36,393
Charles P. Stoneburner II	2,000			44.79	1/31/2017
	8,577			26.58	2/19/2020
	6,698			34.04	2/18/2021
	7,526			35.63	2/17/2022
	4,363	2,181		44.70	2/15/2023
								6,544	390,415
	2,156	4,312		46.81	2/14/2024
								6,468	385,881
		5,939		52.25	2/13/2025
								5,939	354,321
						610	36,393

(1)	One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below:

Grant Date	Vesting Dates			Expiration Date
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020
2/18/2011	2/18//2012	2/18//2013	2/18//2014	2/18//2021
5/2/2011	5/2/2012	5/2/2013	5/2/2014	5/2/2021
5/31/2011	5/31/2012	5/31/2013	5/31/2014	5/31/2021
2/17/2012	2/17/2013	2/17/2014	2/17/2015	2/17/2022
2/15/2013	2/15/2014	2/15/2015	2/15/2016	2/15/2023
2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2024
2/13/2015	2/13/2016	2/13/2017	2/13/2018	2/13/2025

(2)	RSUs granted on February 15, 2013, vested on February 15, 2016. PSUs granted on February 15, 2013, vested on March 1, 2016, at 30 percent of target as the company achieved the target performance hurdle with a three-year total shareholder return exceeding that of four of the 10 peer companies for the performance period ending December 31, 2015.
(3)	PSUs granted on February 14, 2014, will vest on March 1, 2017, if company-level performance targets are achieved.
(4)	One-third of the RSUs granted on February 13, 2015, vested on March 1, 2016. PSUs granted on February 13, 2015, will vest on March 1, 2018, if the company-level performance targets are achieved.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Steven J. Johnston	-	-	13,472	710,379
Jacob F. Scherer, Jr.	15,000	231,150	10,262	541,115
Michael J. Sewell	-	-	9,578	505,048
Martin F. Hollenbeck	4,000	37,560	7,731	407,656
Charles P. Stoneburner II	4,000	63,880	7,526	396,846

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Steven J. Johnston (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Jacob F. Scherer, Jr. (3)	Qualified Pension Plan	32	1,171,207
	Supplemental Retirement Plan	32	2,457,520
Michael J. Sewell (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Martin F. Hollenbeck (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Charles P. Stoneburner II (3)	Qualified Pension Plan	35	1,298,900
	Supplemental Retirement Plan	35	1,630,271

(1)	Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2015, using the same actuarial assumptions used by the company for GAAP financial reporting purposes and assuming that benefits commence at age 65. The assumptions include a lump-sum factor of 1.5 percent for both plans and a discount rate of 4.55 percent in the Qualified Pension Plan and 4.30 percent in the Supplemental Retirement Plan.
(2)	Messrs. Johnston and Sewell joined the company after entry into the qualified pension plan was closed. Mr. Hollenbeck elected to leave the retirement plans in 2008 in connection with changes to the plans.
(3)	At December 31, 2015, Messrs. Scherer and Stoneburner had reached the early retirement age under both plans.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness, military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. The only exception is that 50 years of service may be earned by members who were employees of our former subsidiary, Inter-Ocean Insurance Company on or before February 23, 1973. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following three calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent of the member’s average monthly earnings plus 1.35 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus

2.	0.6 percent of the members’ average monthly earnings plus 1.8 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:

1.	0.9 percent of the member’s final average earnings; multiplied by years of service up to 15 years, plus

2.	1.2 percent of the member’s final average earnings; multiplied by years of service between 16 and 40.

The third calculated amount applies only to employees originally hired by our former subsidiary, Inter-Ocean Insurance Company, and is calculated as 1.0 percent of the member’s final average earnings multiplied by years of service not in excess of 50 years.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only

•	Single life only with 60-month or 120-month guarantee

•	Joint and 50 percent contingent annuity

•	Joint and 66.67 percent contingent annuity

•	Joint and 75 percent contingent annuity

•	Joint and 100 percent contingent annuity

•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of a single life annuity. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified defined benefit plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement age and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

The normal retirement benefit under the SERP for the participating named executive officers will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Willis Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The Committee engaged Willis Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans.

2015 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2014 Year-End	Executive Contributions in 2015	Registrant Contributions in 2015	Aggregate Earnings in 2015	Aggregate Balance at 2015 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Steven J. Johnston	3,630,059	103,582	96,239	725,494	4,555,374
Jacob F. Scherer, Jr.	1,348,393	431,739	-	(60,757)	1,719,375
Michael J. Sewell	1,138,458	322,945	59,782	143,552	1,664,737
Martin F. Hollenbeck	721,830	46,331	46,331	35,147	849,639
Charles P. Stoneburner II	248	-	-	8	256

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)	No withdrawals or distributions occurred in 2015.
(3)	The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary column, and included in the amounts shown for total compensation.
(4)	The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6 percent of the portion of their cash compensation that exceeds $260,000.
(5)	Of the amounts shown in this column, $2,706,343; $675,084; $871,370; $191,855 and $0 for Messrs. Johnston, Scherer, Sewell, Hollenbeck and Stoneburner respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fidelity Management Trust Company is the third-party administrator of the company’s defined contribution plans. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2015 was $265,000. Contributions made by associates immediately vest, while company matching contributions vest after three years of service. Messrs. Johnston, Sewell and Hollenbeck participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum. Messrs. Scherer and Stoneburner also participate in these plans, but they do not receive the company match because they are participants in the defined benefit Retirement Plan and SERP.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefit plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax-qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the participant’s account are calculated based on the performance of the applicable investment choice(s) selected by the participant. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control

We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2015, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and defined contribution plans, the 2006 and 2012 Stock Compensation Plans and the 2009 Annual Incentive Compensation Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2015 Year-End column of the 2015 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination.

Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Steven J. Johnston	(1)	4,555,374				3,756,000	3,756,000		945,540	945,540
Jacob F. Scherer, Jr.	(2)	1,719,375	1,277,718	2,668,806		1,879,234	1,879,234		563,384	563,384
Michael J. Sewell	(1)	1,664,737				1,735,044	1,735,044		501,924	501,924
Martin F. Hollenbeck	(3)	849,639				1,373,158	1,373,158		413,741	413,741
Charles P. Stoneburner II	(2)	256	1,416,588	1,769,888	1,066,066	1,373,158	1,373,158	124,122	413,741	413,741

(1)	Messrs. Johnston and Sewell were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans, plus target levels of any outstanding annual incentive compensation award.
(2)	Messrs. Scherer and Stoneburner are eligible for early retirement under the defined benefit pension plan and SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting at target levels of outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding awards of annual incentive compensation under the 2009 Annual Incentive Plan. For any other termination of employment, Mr. Scherer would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years. Because Mr. Stoneburner has been employed by the company for over 35 years, for purposes of plan awards any other termination of employment would be treated as a retirement and Mr. Stoneburner would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding annual incentive compensation awards under the 2009 Annual Incentive Plan at levels determined by company performance. The amount shown for Mr. Stoneburner includes threshold values of performance based awards for performance periods ending December 31, 2015, and target levels for performance-based stock awards with performance periods ending after December 31, 2015.
(3)	Mr. Hollenbeck elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.

2015 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)(4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

William F. Bahl	159,000	100,021	-	-	-	6,119	265,140
Gregory T. Bier	109,000	100,021	-	-	-	4,620	213,641
Linda Clement-Holmes	70,000	70,009	-	-	-	1,380	141,389
Dirk J. Debbink	71,500	71,507	-	-	-	5,327	148,335
Kenneth C. Lichtendahl	70,000	70,009	-	-	-	1,539	141,548
W. Rodney McMullen	120,500	100,021	-	-	-	4,790	225,311
David P. Osborn	101,500	100,021	-	-	-	5,467	206,989
Gretchen W. Price	86,000	76,001	-	-	-	5,311	167,312
John J. Schiff, Jr. (2)	-	598	-	-	543,881	62,046	606,525
Thomas R. Schiff	97,000	97,026	-	-	-	4,046	198,072
Douglas S. Skidmore	70,000	70,009	-	-	-	5,332	145,341
Kenneth W. Stecher (2)	-	315,981	70,855	132,376	1,060,724	559,118	2,139,054
John F. Steele, Jr.	86,500	86,541	-	-	-	5,058	178,099
Larry R. Webb	104,500	100,021	-	-	-	12,882	217,403

(1)	Mr. Johnston is a director and the chief executive officer and president of the company. Compensation for Mr. Johnston is shown in the Summary Compensation Table and supporting disclosure beginning on Page 55. Mr. Johnston receives no additional compensation for his service as a director.
(2)	Mr. J. Schiff, Jr. is a director of the company and also is the chairman of the executive Committees and an employee of the company’s insurance subsidiaries. Mr. Stecher is chairman of the board and an executive officer of the company. Messrs. Schiff and Stecher receive no additional compensation for their service as directors.
(3)	Stock awards for nonemployee directors under the Directors Stock Plan of 2009 were valued at full fair market value determined by the average of the high and low sales price on Nasdaq on January 28, 2016, the date of grant, times the number of shares awarded. The per share fair market value on January 28, 2016, was $55.475. The number of shares granted to directors reported in this column were: 1,803 to Mr. Bahl; 1,803 to Mr. Bier; 1,262 to Ms. Clement-Holmes; 1,289 to Mr. Debbink; 1,262 to Mr. Lichtendahl; 1,803 to Mr. McMullen; 1,803 to Mr. Osborn; 1,370 to Ms. Price; 1,749 to Mr. T. Schiff; 1,262 to Mr. Skidmore; 1,560 to Mr. Steele and 1,803 to Mr. Webb
(4)	The amount included in the Stock Awards column for Mr. Stecher reflects the value of PSUs, RSUs and Holiday Stock awards, if any. The amount shown for PSUs reflects the full grant date fair value in accordance with FASB ASC 718 using a Monte Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by Mr. Stecher. For assumptions used in determining these values, see our 2015 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page ___. The maximum attainable value from the PSUs awarded to Mr. Stecher is $579,308. Mr. J. Schiff, Jr. declined any award of RSUs or PSUs in 2015. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. On November 13, 2015, Messrs. J. Schiff, Jr. and Stecher were each granted 10 shares under this plan with a per share fair market value of $59.81. Nonemployee directors are not eligible to receive RSUs, PSUs or shares under the Holiday Stock Plan.
(5)	The amount in the Option Awards column reflects the value of grants of nonqualified stock options. The amount shown for nonqualified stock options reflects the full grant date fair value in accordance with FASB ASC 718. For assumptions used in calculation of option awards, see our 2015 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page ___. This amount does not represent the actual value, if any, that may be realized by Mr. Stecher. Mr. J. Schiff, Jr. declined any award of nonqualified stock options in 2015. Nonemployee directors are not eligible to receive stock options under current company stock compensation plans.
(6)	No preferential earnings were paid on deferred compensation in 2015. Amounts in this column reflect changes in values of the actuarially calculated accumulated benefit for Mr. Stecher in the Retirement Plan and for Messrs. Stecher and J. Schiff, Jr. in the company’s SERP. In 2015, Mr. Stecher’s accumulated benefits in the Retirement Plan and SERP increased $308,267 and $752,457, respectively. Mr. Schiff’s accumulated benefit in the SERP increased $543,881.
(7)	For Mr. J. Schiff, Jr., includes salary of $55,769.
For Mr. Stecher, includes salary of $549,485.
For Mdmes. Price and Clement-Holmes and Messrs. Bahl, Bier, Debbink, Lichtendahl, McMullen, Osborn, J. Schiff, Jr., T. Schiff, Skidmore, Stecher and Steele, amounts shown in this column reflect perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 51.
For Mr. Webb, includes perquisites in an aggregate amount of $12,607, which amount includes the incremental additional cost of $3,063 for spouse travel and meals for business events to which spouses are invited and premiums of $9,544 paid for a personal umbrella liability insurance policy.

In 2015, nonemployee directors were compensated for their board service as follows:

Annual Cash Retainer	$40,000
Annual Stock Retainer	$40,000
Lead Director Annual Cash Retainer	$25,000
Independent Committee Chair Cash Retainer	$10,000
Meeting Fees – Cash	$4,500 per board meeting
$1,500 per committee meeting (except investment committee)
$6,000 per investment committee meeting
$7,500 maximum per day
Meeting Fees – Stock	Matches cash meeting fees up to maximum of $60,000 per year

The Committee grants the stock awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 49. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the Committee’s meeting on January 28, 2016, for board service in 2015.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page 51, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2017 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, Attn: Lisa A. Love, Corporate Secretary, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 18, 2016, to be included in our proxy statement and proxy for the 2017 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2017 Annual Meeting of Shareholders is not within 30 days of April 30, 2017, the deadline will be a reasonable time before we begin to print and mail the proxy materials for the 2017 annual meeting. In addition, the proxy solicited by the board for the 2017 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 1, 2017, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2017 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before March 1, 2017, but not before January 21, 2017, or the shareholder’s proposal will not be permitted to be brought before the 2017 Annual Meeting of Shareholders.

Cost of Solicitation

Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Alliance Advisors LLC to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the 2016 Annual Meeting of Shareholders. The cost of such services is estimated at $12,500 plus out-of-pocket expenses.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love

Lisa A. Love, Esq.

Senior Vice President, General Counsel and Corporate Secretary

March ___, 2016

Cincinnati Financial Corporation

Appendix A

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures

(See attached tables for reconciliations; prior-period reconciliations available at cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and nonstatutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to nonrecurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation

Balance Sheet Reconciliation

(Dollars are per share)	Twelve months ended December 31,
	2015	2014
Value creation ratio:
End of period book value	$39.20	$40.14
Less beginning of period book value	40.14	37.21
Change in book value	(0.94)	2.93
Dividend declared to shareholders	2.30	1.76
Total value creation	$1.36	$4.69

Value creation ratio from change in book value*	(2.3)%	7.9%
Value creation ratio from dividends declared to shareholders**	5.7	4.7
Value creation ratio	3.4%	12.6%

*	Change in book value divided by the beginning of period book value
**	Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Twelve months ended December 31,
	2015	2014
Net income	$634	$525
Realized investment gains and losses, net	45	85
Operating income	589	440
Less catastrophe losses	(105)	(133)
Operating income before catastrophe losses	$694	$573

Diluted per share data:
Net income	$3.83	$3.18
Realized investment gains and losses, net	0.27	0.52
Operating income	3.56	2.66
Less catastrophe losses	(0.63)	(0.81)
Operating income before catastrophe losses	$4.19	$3.47

Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(Dollars in millions)	Twelve months ended December 31, 2015
	Consolidated*	Commercial	Personal	E&S
Premiums:
Written premiums	$4,361	$3,025	$1,128	$175
Unearned premiums change	(90)	(29)	(31)	(7)
Earned premiums	$4,271	$2,996	$1,097	$168

Statutory ratios:
Combined ratio	90.6%	88.3%	100.0%	71.9%
Contribution from catastrophe losses	3.7	3.1	6.2	0.4
Combined ratio excluding catastrophe losses	86.9%	85.2%	93.8%	71.5%

Commission expense ratio	18.5%	18.3%	17.7%	27.2%
Other underwriting expense ratio	11.9	13.0	10.4	2.8
Total expense ratio	30.4%	31.3%	28.1%	30.0%

GAAP ratios:
Combined ratio	91.1%	88.6%	101.3%	70.0%
Contribution from catastrophe losses	3.7	3.1	6.2	0.4
Prior accident years before catastrophe losses	(3.9)	(4.7)	0.8	(20.6)
Current accident year combined ratio before catastrophe losses	91.3%	90.2%	94.3%	90.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

*Consolidated property casualty data includes results from our Cincinnati Re operations.

Appendix B

Cincinnati Financial Corporation 2016 Stock Compensation Plan

1.	Purpose. The purpose of the Plan is to support the Company’s ongoing efforts to attract, develop, retain and motivate Associates and to provide them with incentives that are directly linked to the profitability of the Company’s businesses and to increases in shareholder value.

2.	Definitions. For purposes of the Plan, the following terms are defined as set forth below:
a.	“Associate” means employee of the Company or its operating subsidiaries and affiliates.
b.	“Award” means a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.
c.	“Board” means the Board of Directors of the Company.
d.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
e.	“Commission” means the Securities and Exchange Commission or any successor agency.
f.	“Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which, in any case, shall include as members at least two “nonemployees” within the meaning of Rule 16b-3 of the SEC, two “outside directors” for purposes of Code Section 162(m), and which is otherwise in compliance with any other requirements of applicable laws or regulations or the requirements of The Nasdaq Global Select Market.
g.	“Common Stock” or “Stock” means the common stock of the Company.
h.	“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto.
i.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
j.	“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on The Nasdaq Global Select Market, or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith.
k.	“Incentive Stock Option” means any Stock Option that complies with Section 422 (or any amended or successor provision) of the Code.
l.	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
m.	“Other Stock-Based Award” means an Award made pursuant to Section 6(a)(v).
n.	“Participant” means any eligible Associate as set forth in Section 4 to whom an Award is granted.
o.	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or of any subsidiary, affiliate or of unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.
p.	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be derived from one or more of the following criteria: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, premium growth, investment performance, and/or value creation ratio.
q.	“Plan” means this Cincinnati Financial Corporation 2016 Stock Compensation Plan, as amended from time to time.

r.	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.
s.	“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 6(a)(iii).
t.	“Restricted Stock Unit” means an Award described in Section 6(a)(iv).
u.	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.
v.	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 6(a)(ii).
w.	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 6(a)(i).
x.	“Value Creation Ratio” means the total of 1) rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share.

3.	Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and sub-plans as may be necessary or desirable to comply with all applicable laws, regulations, and accounting principles. Subject to the terms of the Plan, the Committee shall have the authority to determine those Associates who shall receive Awards and the amount, type and terms of each Award, and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code. Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons, including the Company and Plan Participants.

4.	Eligibility. All Associates of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan. No Associate shall have at any time the right to receive an Award, or having previously received an Award, to receive any further Awards.

5.	Common Stock Subject to the Plan.
a.	Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to Awards granted under the Plan shall be 10,000,000; provided, however, that any shares of Common Stock issued to Participants pursuant to Awards in any form other than Stock Options shall be counted against such 10,000,000-share limit as three shares for every one share of Common Stock actually issued. Each Stock Appreciation Right Award granted under the Plan that may be settled in shares of Common Stock shall be counted in full (i.e., to the extent of the face number of shares originally granted) against the maximum number of shares of Common Stock available for award under the Plan, regardless of the actual number of shares of Common Stock that are actually issued to the Participant upon settlement of the Stock Appreciation Right. Shares issued under the Plan may be either authorized but unissued shares or treasury shares, as designated by the Committee. To the extent any Award under this Plan terminates, expires or is forfeited without a distribution being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so issued, if any, shall again become available for distribution in connection with Awards under the Plan. Any shares of Common Stock that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be available for subsequent distribution in connection with Awards under the Plan.

b.	Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan, the Committee is authorized to make such adjustments or substitutions with respect to the Plan and to Awards granted hereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 6, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards. In connection with any of the events described in this Section 5(b), the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 5(b) and other provisions of the Plan, the provisions of this section shall control.

6.	Awards.
a.	General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.
i.	Stock Options. A Stock Option represents the right to purchase a share of stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than 10 years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or as prescribed by the laws of descent and distribution, Stock Options may not be sold, assigned, transferred, pledged or otherwise encumbered.
ii.	Stock Appreciation Rights. A SAR represents the right to receive a payment, in cash, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, a SAR shall be exercisable, in whole or in part, by giving written notice of exercise to the Company in the manner prescribed in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, SARs may not be sold, assigned, transferred, pledged or otherwise encumbered.
iii.	Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided above or in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.

iv.	Restricted Stock Units. Restricted Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of the conditions underlying such Restricted Stock Units.
v.	Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, or Restricted Stock Units that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (v) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award shall not be less than 100 percent of the Fair Market Value on the date of grant.

b.	Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

c.	Award Limitations. Awards granted under the Plan which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be subject to the following limitations:
i.	Stock Options. No Participant shall be granted Stock Options on more than 100,000 shares of Common Stock during any single calendar year.
ii.	Incentive Stock Options. The aggregate Fair Market Value (at the grant date) of the Common Stock with respect to which Incentive Stock Options are first exercisable by any Participant in any one calendar year shall not exceed $100,000.
iii.	Restricted Stock and Restricted Stock Units. No Participant shall be granted Restricted Stock and/or Restricted Stock Units in a total amount exceeding 100,000 shares of Common Stock during any single calendar year.
iv.	Stock Appreciation Rights and Other Stock-Based Awards. No Participant shall be granted Stock Appreciation Rights and/or Other Stock-Based Awards in a total amount exceeding 100,000 shares of Common Stock during any single calendar year.

7.	Change in Control. Unless otherwise expressly provided in an applicable Award agreement and notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated by action of the employing entity within 12 months after the effective date of a Change in Control, then all Stock Options and Stock Appreciation Rights held by such Participant as of the date of termination shall become fully vested and exercisable, and the restrictions and other conditions applicable to any Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards held by such Participant as of the date of termination, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” means the event which shall be deemed to have occurred after the date this Plan is adopted by the Company’s shareholders if either (i), any person, entity or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignation due to death, disability or normal retirement). For purposes of the definition in the preceding sentence, any terms that are defined by rules promulgated by the SEC shall have the meanings specified in such definitions from time to time.
8.	Clawback and Forfeiture. Any awards granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable laws, regulations, stock exchange rules, Company policies or to the extent otherwise provided in an Award agreement at the time of grant.

9.	Plan Amendment and Termination. The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would (i) decrease the grant or exercise price of any Stock Option, SAR or Other Stock-Based Award to less than the Fair Market Value on the date of grant, or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. The Committee may not, without shareholder approval, cancel any Stock Option, SAR or Other Stock-Based Award and substitute it with a lower grant price, cash or other awards. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

10.	Payments and Payment Deferrals. Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

11.	Award Agreements. Each Award under the Plan shall be evidenced by a written agreement in a form prescribed by the Committee that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. The Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.

12.	Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

13.	General Provisions.
a.	Investment Representations. The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and not with a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

b.	Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any Associate any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Associate at any time.
c.	Income Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company for the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee and except in the case of Incentive Stock Options, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.
d.	Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio to resolve any and all issues that may arise out of or relate to the Plan or any related Award.
e.	Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.
f.	Successors and Assigns. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
g.	Effective Date; Plan Expiration. If approved by the Company shareholders, the Plan shall become effective on April 30, 2016. Except as otherwise provided by the Board, no Awards shall be made after April 29, 2026, provided that any Awards granted prior to that date may extend beyond it, and provided further that the Performance Goals shall be subject to approval of the Company’s shareholders at least once every five years as prescribed by Code Section 162(m).

Contact Information You may direct communications to Cincinnati Financial Corporation's Senior Vice President, General Counsel and Corporate Secretary Lisa A. Love, Esq. for sharing with the appropriate individual(s). Or, you may directly access services: Investors: Investor Relations responds to investor inquiries about the company and its performance. Dennis E. McDaniel, CPA, CMA, CFM, CPCU - Vice President, Investor Relations Officer 513-870-2768 or investor_inquiries@cinfin.com Shareholders: Shareholder Services administers the company's stock compensation plans and fulfills requests for shareholder materials. Molly A. Grimm, CEP - Assistant Vice President, Shareholder Services 513-870-2639 or shareholder_inquiries@cinfin.com American Stock Transfer & Trust Company LLC provides the company's stock transfer and recordkeeping services, including assisting registered shareholders with updating account information or enrolling in shareholder plans. 6201 15th Avenue, Brooklyn, NY 11219 866-638-6443 or info@amstock.com Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries. Betsy E. Ertel, CPCU, AIM, API - Vice President, Corporate Communications 513-603-5323 or media_inquiries@cinfin.com Cincinnati Financial Corporation The Cincinnati Insurance Company The Cincinnati Specialty Underwriters Insurance Company The Cincinnati Casualty Company CSU Producer Resources Inc. The Cincinnati Indemnity Company CFC Investment Company The Cincinnati Life Insurance Company Mailing Address Street Address Phone: 888-242-8811 or 513-870-2000 P.O. Box 145496 6200 South Gilmore Road Email: cfc_corporate@cinfin.com Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141 Web: cinfin.com

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

(01) William F. Bahl
(02) Gregory T. Bier
(03) Linda W. Clement-Holmes
(04) Dirk J. Debbink
(05) Steven J. Johnston
(06) Kenneth C. Lichtendahl
(07) W. Rodney McMullen
(08) David P. Osborn
(09) Gretchen W. Price
(10) John J. Schiff, Jr.
(11) Thomas R. Schiff
(12) Douglas S. Skidmore
(13) Kenneth W. Stecher
(14) John F. Steele, Jr.
(15) Larry R. Webb

☐ FOR all nominees ☐ WITHHELD from all nominees ☐ FOR, except vote withheld from the following nominees: ____________________

The Board of Directors recommends you vote FOR the following proposals:

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign, date and return promptly in the enclosed envelope.

Date ____________________

Signature ____________________

Signature ____________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

INTERNET
Vote Your Proxy on the Internet:
Go to www.votefast.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE
Vote Your Proxy by Phone:
Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL
Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.